UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Harte-Hanks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

HARTE-HANKS, INC.

9601 McAllister Freeway, Suite 610

San Antonio, Texas 78216

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 11, 2010

As a stockholder of Harte-Hanks, Inc., a Delaware corporation, you are hereby given notice of, and invited to attend in person or by proxy, Harte-Hanks’ 2010 annual meeting of stockholders. The annual meeting will be held at the Embassy Suites, 10110 US Highway 281 North, San Antonio, Texas 78216, on Tuesday, May 11, 2010, at 8:30 a.m. Central Time, for the following purposes:

1.	To elect three Class II directors, each for a three-year term;

2.	To ratify the appointment of KPMG LLP as Harte-Hanks’ independent registered public accounting firm for fiscal 2010; and

3.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 26, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Please note that we are requiring a form of personal identification and, for beneficial owners, appropriate proof of ownership of our common stock to attend the annual meeting. For more information, please refer to the enclosed proxy statement.

Pursuant to rules promulgated by the Securities and Exchange Commission (SEC), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. The enclosed proxy statement and our Form 10-K for the year ended December 31, 2009 (which we are distributing in lieu of a separate annual report to stockholders) are available on our website at www.harte-hanks.com, under the heading “About Us” in the section for “Investors.” Additionally, and in accordance with SEC rules, you may access our proxy statement and Form 10-K at http://www.edocumentview.com/HHS, which does not have “cookies” that identify visitors to the site.

Most stockholders have a choice of submitting a proxy (1) on the Internet, (2) by telephone, or (3) by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you.

Your vote is important. We urge you to review the accompanying materials carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

Thank you for your continued interest and support.

By Order of the Board of Directors,

Douglas C. Shepard Executive Vice President and Chief Financial Officer

San Antonio, Texas

April 9, 2010

PROXY STATEMENT TABLE OF CONTENTS

i

ii

HARTE-HANKS, INC.

9601 McAllister Freeway, Suite 610

San Antonio, Texas 78216

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 11, 2010

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the Board) of Harte-Hanks, Inc. for use at our 2010 annual meeting. In this proxy statement, references to “Harte-Hanks,” the “company,” “we,” “us,” “our” and similar expressions refer to Harte-Hanks, Inc., unless the context of a particular reference provides otherwise. We refer to various websites in this proxy statement. Neither the Harte-Hanks website nor any other website included in this proxy statement is intended to function as a hyperlink, and the information contained on such websites is not a part of this proxy statement.

GENERAL INFORMATION

2010 Annual Meeting Date and Location

Our 2010 annual meeting of stockholders will be held on Tuesday, May 11, 2010 at 8:30 a.m. (Central Time) at the Embassy Suites, 10110 US Highway 281 North, San Antonio, Texas 78216, or at such other time and place to which the meeting may be adjourned or postponed. References in this proxy statement to the annual meeting also refer to any adjournments, postponements or changes in location of the meeting, to the extent applicable.

Delivery of Proxy Materials

Mailing Date

The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is April 9, 2010.

Important Notice Regarding Availability of Proxy Materials For Annual Meeting To Be Held On May 11, 2010

Pursuant to rules promulgated by the Securities and Exchange Commission (SEC), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our Form 10-K for the year ended December 31, 2009 (which we are distributing in lieu of a separate annual report to stockholders) are available on our website at www.harte-hanks.com, under the heading “About Us” in the section for “Investors.” Additionally, and in accordance with SEC rules, you may access our proxy statement and Form 10-K at http://www.edocumentview.com/HHS, which does not have “cookies” that identify visitors to the site.

Stockholders Sharing an Address

Registered Stockholders — Each registered stockholder (you own shares in your own name on the books of our transfer agent, Computershare Trust Company, N.A.) will receive one copy of each of our proxy statement and annual report on Form 10-K per account even if at the same address.

Street-name Stockholders — Most banks and brokers are delivering only one copy of each of our proxy statement and annual report on Form 10-K to consenting street-name stockholders (you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee, or, in most cases, by checking the appropriate box on the voting instruction card sent to them. Similarly, most street-name stockholders who are receiving multiple copies of our proxy statement and annual report on Form 10-K at a single address may request that only a single set of materials be sent to them in the future by checking the appropriate box on the voting instruction card sent to them or by contacting their bank, broker or other nominee. In the alternative, most street-name stockholders may give instructions to receive separate copies or discontinue multiple mailings of materials by contacting the third party that mails annual meeting materials for most banks and brokers: Broadridge, either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Your instructions must include the name of your bank or broker and your account number.

Electronic Delivery Option

Instead of receiving future copies of these materials by mail, street-name stockholders may have the opportunity to receive copies of the proxy materials electronically. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business. Please check the information provided in the proxy materials mailed to you by your bank or broker or contact your bank or broker regarding the availability of this service. In addition, the notice of annual meeting, proxy statement and annual report on Form 10-K are available on our website at www.harte-hanks.com under the heading “About Us” in the section for “Investors.”

Voting

Stockholders Entitled to Vote

The record date for determining the common stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof was the close of business on March 26, 2010, at which time we had issued and outstanding 63,796,160 shares of common stock, which were held by approximately holders of record. Please refer to “Security Ownership of Management and Principal Stockholders” for information about common stock beneficially owned by our directors, executive officers and principal stockholders as of the date indicated in such section. Record date stockholders are entitled to one vote for each share of common stock owned as of the record date. For a period of at least ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours at our corporate headquarters located at 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216, Attn: Secretary.

Voting of Proxies By Management Proxy Holders

The Board has appointed Mr. Doug Shepard, our Executive Vice President and Chief Financial Officer, and Ms. Jessica Huff, our Vice President – Finance, Controller and Chief Accounting Officer, as the management proxy holders for the annual meeting. Your shares will be voted in accordance with the instructions on the proxy card you submit by mail, or the instructions provided for any proxy submitted by telephone or Internet, as applicable. For stockholders who have their shares voted by duly submitting a proxy by mail, telephone or Internet, the management proxy holders will vote all shares represented by such valid proxies as follows, unless a stockholder appropriately specifies otherwise:

•	Proposal I (Election of Directors) — FOR the election of each of the persons named under “Proposal I—Election of Directors” as nominees for election as Class II directors; and

•

Proposal II (Ratification of the Appointment of Independent Auditors) — FOR the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm (independent auditors) for fiscal 2010

As of the date of printing this proxy statement, the Board is not aware of any other business or nominee to be presented or voted upon at the annual meeting. Should any other matter requiring a vote of stockholders properly arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the company. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted by the management proxy holders in accordance with the specification.

Quorum; Required Votes

The presence at the meeting, in person or by proxy, of the stockholders entitled to cast at least a majority of the votes that all common stockholders are entitled to cast is necessary to constitute a quorum for the transaction of business at the annual meeting. Each vote represented at the meeting in person or by proxy will be counted toward a quorum. Abstentions and broker “non-votes” (which are described below) are counted as present at the annual meeting for purposes of determining whether a quorum is present. If a quorum is not present, the meeting may be adjourned or postponed from time to time until a quorum is obtained.

Under the current rules of the New York Stock Exchange (NYSE), brokers holding shares of record for a customer have the discretionary authority to vote on some matters if the brokers do not receive timely instructions from the customer regarding how the customer wants the shares voted. There are also non-discretionary matters for which brokers do not have discretionary authority to vote, even if they do not receive timely instructions from the customer. When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters. For proposal I to be voted on at our annual meeting, brokers will not have discretionary authority in the absence of timely instructions from their customers. For proposal II, brokers will have discretionary authority in the absence of timely instructions from their customers.

•

Proposal I (Election of Directors) — In accordance with our bylaws, to be elected, each nominee for election as a Class II director must receive the affirmative vote of a plurality of the votes cast at the annual meeting, in person or by proxy. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of such director.

•

Proposal II (Ratification of the Appointment of Independent Auditors) — In accordance with our bylaws, ratification of the appointment of KPMG LLP as our independent auditors for fiscal 2010 requires the affirmative vote of the majority of the votes cast at the annual meeting, in person or by proxy. Abstentions may be specified on this proposal and will have the same effect as a vote against this proposal. Broker non-votes are not deemed to be votes cast and, therefore, will not affect the outcome.

Voting Procedures

Registered Stockholders — Registered stockholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Mail. You may submit a proxy by signing, dating and returning your proxy card in the enclosed pre-addressed envelope.

•

By Telephone. You may submit a proxy by telephone using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will close and no longer be available on the date and time specified on the proxy card.

•

By Internet. You may submit a proxy electronically on the Internet, using the website listed on the proxy card. Please have your proxy card in hand when you log onto the website. Internet voting facilities will close and no longer be available on the date and time specified on the proxy card.

•	In Person. You may vote in person at the annual meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

Street-name Stockholders — Street-name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Mail. You may submit a proxy by signing, dating and returning your proxy card in the enclosed pre-addressed envelope.

•

By Methods Listed on Proxy Card. Please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions on the proxy card or other information provided by the record holder.

•

In Person with a Proxy from the Record Holder. A street-name stockholder who wishes to vote in person at the meeting will need to obtain a legal proxy from their bank, broker or other nominee. Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the annual meeting.

Revoking Your Proxy

If you are a registered stockholder, you may revoke your proxy at any time before the shares are voted at the annual meeting by:

•	timely delivery of a valid, later-dated executed proxy card;

•	timely submitting a proxy with new voting instructions using the telephone or Internet voting system;

•	voting in person at the meeting by completing a ballot; however, attending the meeting without completing a ballot will not revoke any previously submitted proxy; or

•

filing an instrument of revocation received by the Chief Financial Officer of Harte-Hanks, Inc. at 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216, by 5:00 p.m., Central Time, on Monday, May 10, 2010.

If you are a street-name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

Annual Meeting Admission

If you wish to attend the annual meeting in person, you must present a form of personal identification. If you are a beneficial owner of Harte-Hanks common stock that is held of record by a bank, broker or other nominee, you will also need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Solicitation Expenses

We will bear all costs incurred in the solicitation of proxies by our Board. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock held by such persons, and we may reimburse these brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Copies of the Annual Report

A copy of our annual report on Form 10-K for the year ended December 31, 2009, including the financial statements and the financial statement schedules, if any, but not including exhibits, accompanies this proxy statement and will also be furnished at no charge to each person to whom a proxy statement is delivered upon the written request of such person addressed to Harte-Hanks, Inc., Attn: Secretary, 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216. Our Form 10-K and the exhibits filed with it are available on our website, www.harte-hanks.com under the heading “About Us” in the section for “Investors.” These materials do not constitute a part of the proxy solicitation material.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and related rules of the SEC require our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. As with many public companies, we provide assistance to our directors and executive officers in making their Section 16(a) filings pursuant to powers of attorney granted by our insiders. To our knowledge, based solely on our review of the copies of Section 16(a) reports received by us with respect to fiscal 2009, including those reports that we have filed on behalf of our directors and executive officers pursuant to powers of attorney, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, officers and persons who own more than 10% of a registered class of our equity securities have been satisfied.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our current directors and executive officers:

Name	Age	Position
David L. Copeland	54	Director Nominee (Class I)
William F. Farley	66	Director (Class II)
Larry D. Franklin	67	Director (Class II); Chairman, President and Chief Executive Officer
William K. Gayden	68	Director (Class II)
Christopher M. Harte	62	Director Nominee (Class I)
Houston H. Harte	83	Director (Class III); Vice Chairman
Judy C. Odom	57	Director (Class III)
Karen A. Puckett	49	Director (Class III)
Peter E. Gorman	61	Executive Vice President and President, Shoppers
Douglas C. Shepard	42	Executive Vice President and Chief Financial Officer
Gary J. Skidmore	55	Executive Vice President and President, Direct Marketing
Jessica M. Huff	49	Vice President – Finance, Controller and Chief Accounting Officer

Class II directors are to be elected at our 2010 annual meeting. Messrs. William Farley, Larry Franklin and William Gayden are nominees for election as Class II directors. The term of Class III directors expires at the 2011 annual meeting of stockholders, and the term of Class I directors expires at the 2012 annual meeting of stockholders.

David L. Copeland has served as a director of Harte-Hanks since 1996. He has been employed by SIPCO, Inc., the management and investment company for the Andrew B. Shelton family, since 1980, and currently serves as its president. Since 1998, he has served as a director of First Financial Bankshares, Inc., a financial holding company. Currently, he serves on the executive and nominating committees and is also the audit committee chairman of First Financial Bankshares.

Mr. Copeland’s qualifications for our board include his experience serving on various committees for a publicly traded financial holding company. Also, he offers us extensive knowledge of financial instruments, financial and economic trends and accounting expertise from serving as president of SIPCO, Inc. and on the audit committee of First Financial Bankshares. Mr. Copeland, a certified public accountant and a chartered financial analyst, qualifies as a financial expert on our audit committee.

William F. Farley has served as a director of Harte-Hanks since 2003. Currently, he is a principal with Livingston Capital, a private investment business he started in 2002. Since 2005, he has served on the board of trustees for Blue Cross Blue Shield of Minnesota and is a member of their human resources committee along with being the chair of the investment committee. He served as chairman and chief executive officer of Science, Inc., a medical device company, from 2000 to 2002. He also served as president and chief executive officer of Kinnard Investments, a financial services holding company, from 1997 to 2000. From 1990 to 1996, he served as vice chairman of U.S. Bancorp, a financial services holding company.

Mr. Farley’s qualifications for our board include his extensive leadership experience at various financial institutions serving in roles as chairman and chief executive officer. He provides important perspectives on financial markets, complex securities and financial and economic trends. He provides broad prospective on corporate governance and risk management issues facing businesses today. Mr. Farley qualifies as a financial expert on our audit committee.

Larry D. Franklin serves as our Chairman of the Board and, since January 2009, also serves as our President and Chief Executive Officer. Mr. Franklin joined Harte-Hanks in 1971, has been a director since 1974, and was previously our Chief Executive Officer from 1991 until 2002 and executive Chairman until the end of 2005. Mr. Franklin has also served in a variety of other management and leadership roles at Harte-Hanks. From 1994 to 2005, he was a director at John Wiley and Sons serving on the governance committee and as audit committee chairman.

Mr. Franklin’s qualifications for our board include his demonstrated leadership skills as our former CFO, COO and CEO. He is highly experienced in driving operational and financial performance at Hare-Hanks as both a private and public company in a number of economic market conditions. He also served on the board of directors and as audit committee chairman of a global publisher.

William K. Gayden has served as a director of Harte-Hanks since 2001. He is chairman and chief executive officer of Merit Energy Company, a private firm specializing in direct investments in oil and gas producing properties, which he formed in 1989. From 1998 to 2004 he served as a director of Perot Systems Corporation, an international technology services provider. He spent twenty years at Electronic Data Systems holding many senior positions and was on the board of directors from 1972 to 1984.

Mr. Gayden’s qualifications for our board include his extensive leadership and prior director experience of large complex organizations that experienced rapid internal growth and from acquisitions. In addition, he provides an experienced entrepreneurial perspective having started Merit Energy Company and his senior leadership roles at companies with international operations which serves us well.

Christopher M. Harte has served as a director of Harte-Hanks since 1993. He is a private investor. He was chairman and subsequently publisher of the Minneapolis Star Tribune from March 2007 through September 2009. The Minneapolis Star Tribune entered bankruptcy in January 2009 and emerged from bankruptcy in September 2009. He had previously been president and publisher of Knight-Ridder newspapers in State College, Pennsylvania, and Akron, Ohio, and later president of the newspaper in Portland, Maine. He serves as a director of Geokinetics, Inc., a provider of three-dimensional seismic acquisition services to U.S. and international oil and gas businesses. He was a director of Crown Resources Corporation from 2002 until its merger with Kinross Gold Corporation in 2006. Mr. Harte is the nephew of director Houston H. Harte.

Mr. Harte’s qualifications for our board includes his extensive experience in managing, investing in and serving on the board of directors of a number of media companies in various segments of the media industry. Also, he offers the perspective of a seasoned board member having served on our board of directors when it was a private company and a public company.

Houston H. Harte has served as a director of Harte-Hanks since 1952 and served as Chairman of the Board from 1972 until May 1999. Since May 1999, Mr. Harte has served as Vice Chairman of the Board of Harte-Hanks. Mr. Harte is the uncle of director Christopher M. Harte.

Mr. Harte’s service on our board for over fifty-five years provides us with invaluable historical perspective and experience in various economic climates. In addition, he has witnessed our evolution from a newspaper holding company to a traditional media company and finally to our present targeted marketing operations.

Judy C. Odom has served as a director of Harte-Hanks since 2003. Since November 2002, she has also served on the board of directors of Leggett & Platt, Incorporated, a diversified manufacturing company. She served on the board of Storage Technology Corporation, a provider of data storage hardware and software products and services, from November 2003 to August 2005. From 1985 until 2002, she held numerous positions, most recently chief executive officer and chairman of the board, at Software Spectrum, Inc., a global business to business software services company, which she co-founded in 1983. Prior to founding Software Spectrum, she was a partner with the international accounting firm, Grant Thornton.

Ms. Odom’s qualifications to serve on our board include her board service with several companies allowing her to offer a broad leadership perspective on strategic and operating issues facing companies today. Her experience co-founding Software Spectrum, growing it to a large public company before selling it to another public company and serving as board chair provides the insight and perspective of a successful and long-serving chief executive officer with international operating experience. As a partner in an international accounting firm she supervised audits of many companies in various industries. Ms. Odom’s prior management, board and public accounting experience qualifies her as a financial expert.

Karen A. Puckett has served as a director of Harte-Hanks since 2009. Ms. Puckett is currently an executive vice president and chief operating officer with CenturyTel, Inc., and has served as CenturyTel’s chief operating officer since 2000. CenturyTel is a leading provider of communications, high-speed Internet and entertainment services in small-to-mid-size cities through its broadband and fiber transport networks.

Ms. Puckett’s qualifications for our board include her perspective of an active chief operating officer based on her leadership experience at CenturyTel, Inc., the fourth largest local exchange telephone company operating in thirty-three states. In addition, she recently helped lead CenturyTel’s combination with EMBARG. Her involvement in the transformation of CenturyTel gives her broad perspective on all aspects of growing businesses.

Peter E. Gorman has served as our Executive Vice President and President, Shoppers since October 2005, with responsibility for our entire Shoppers division. From 1996 to October 2005, he served as Senior Vice President, Shoppers. He has been with Harte-Hanks since 1979.

Douglas C. Shepard has served as our Executive Vice President and Chief Financial Officer since December 2007. From September 2006 to December 2007, he served as chief financial officer and treasurer of Highmark’s vision holding company, HVHC Inc. From November 2004 to December 2007, he served as the executive vice president, chief financial officer, treasurer and secretary of Eye Care Centers of America, Inc. (“ECCA”). From March 1997 to November 2004, he served as ECCA’s vice president of finance and controller. Mr. Shepard joined ECCA in March 1995. Prior to his employment with ECCA, Mr. Shepard served at a publicly traded restaurant company and at Deloitte & Touche, LLP.

Gary J. Skidmore has served as our Executive Vice President and President, Direct Marketing since August 2007, with responsibility for our entire Direct Marketing division. From January 2007 to August 2007, he served as Executive Vice President, Direct Marketing, where he had responsibility for a portion of our Direct Marketing business units. From 2000 to January 2007, he served as Senior Vice President, Direct Marketing. He previously served as our Vice President, Direct Marketing. He has been with Harte-Hanks since 1994.

Jessica M. Huff has served as our Controller since 1996. In 1999, she was also named Chief Accounting Officer. In 2003, she was also named Vice President, Finance. Prior to joining Harte-Hanks, she was corporate manager of financial planning at SBC Communications. Ms. Huff also spent eight years with Ernst & Young and three years as controller and vice president of a financial institution.

CORPORATE GOVERNANCE

We believe that strong corporate governance helps to ensure that our company is managed for the long-term benefit of our stockholders. During the past year, we continued to review our corporate governance policies and practices, the applicable federal securities laws regarding corporate governance, and the corporate governance standards of the NYSE, the stock exchange on which our common stock is listed. This review is part of our continuing effort to enhance corporate governance at Harte-Hanks and to communicate our governance policies to stockholders and other interested parties.

You can access and print, free of charge, the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as our Corporate Governance Principles, Business Conduct Policy, Code of Ethics and certain other polices and procedures at our website at www.harte-hanks.com under the heading “About Us” in the section for “Corporate Governance.” Additionally, stockholders can request copies of any of these documents free of charge by writing to the following address:

Harte-Hanks, Inc.

9601 McAllister Freeway, Suite 610

San Antonio, Texas 78216

Attention: Secretary

From time to time, these governance documents may be revised in response to changing regulatory requirements, evolving best practices and input from our stockholders and other interested parties. We encourage you to check our website periodically for the most recent versions.

Board of Directors and Board Committees

Our business is managed under the direction of our Board. The Board elects the Chief Executive Officer (“CEO”) and other corporate officers, acts as an advisor to and resource for management, and monitors management’s performance. The Board, with the assistance of the Compensation Committee, also assists in planning for the succession of the CEO and certain other key positions. In addition, the Board oversees the conduct of our business and strategic plans to evaluate whether the business is being properly managed, reviews and approves our financial objectives and major corporate plans and actions, and, through the Audit Committee, reviews and approves significant changes in the appropriate auditing and accounting principles and practices and provides oversight of internal and external audit processes and financial reporting.

The Board meets on a regularly scheduled basis to review significant developments affecting our company, to act on matters requiring approval by the Board and to otherwise fulfill its responsibilities. It also holds special meetings when an important matter requires action or review by the Board between regularly scheduled meetings. The Board met four times and acted by unanimous written consent three times during 2009. Each director participated in at least 75% of all Board meetings and all Board committee meetings of which he or she was a member that were held during the period that he or she served as a director, committee member or both.

The Board has separately designated standing Audit, Compensation and Nominating and Corporate Governance Committees. The following table provides Board and committee membership and meeting information for each of the Board’s standing committees:

Director	Independent (1)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David L. Copeland	Yes	Chair (2)	—	—
William F. Farley	Yes	Member (2)	Member	—
Larry D. Franklin	—	—	—	—
William K. Gayden	Yes	—	Member	Member
Christopher M. Harte	Yes	Member	—	Chair
Houston H. Harte	—	—	—	—
Judy C. Odom	Yes	—	Chair	Member
Karen A. Puckett	Yes	—	Member	—
Number of Meetings in 2009		8	6	3
Number of Written Consents in 2009		0	1	0

(1)	The Board has determined that the director is independent as described below under “Independence of Directors.”

(2)	The Board has determined that the director is an audit committee financial expert as described below under “Audit Committee Financial Experts and Financial Literacy.”

A brief description of the principal functions of each of the Board’s three standing committees follows. The Board retains the right to exercise the powers of any committee to the extent consistent with applicable rules and regulations, and may do so from time to time. For additional information, please refer to the committee charters that are available on our website at www.harte-hanks.com under the heading “About Us” in the section for “Corporate Governance.”

•

Audit Committee — The primary function of the Audit Committee is to assist the Board in fulfilling its oversight of (1) the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, (2) the qualifications and independence of our independent auditors, (3) the performance of our internal audit function and independent auditors, and (4) our compliance with legal and regulatory requirements.

•

Compensation Committee — The primary functions of the Compensation Committee are to (1) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and either as a Committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation, (2) review and approve, or make recommendations to the Board (as directed by the Board), with respect to non-CEO officer compensation, incentive-compensation plans and equity-based plans, and (3) review and discuss with management the company’s “Compensation Discussion and Analysis” and produce a committee report on executive compensation as required by the SEC to be included in our annual proxy statement or annual report on Form 10-K filed with the SEC.

•

Nominating and Corporate Governance Committee — The primary functions of the Nominating and Corporate Governance Committee are to (1) develop, recommend to the Board, implement and maintain our company’s corporate governance principles and policies, (2) identify, screen and recruit, consistent with criteria approved by the Board, qualified individuals to become Board members, (3) recommend that the Board select the director nominees for the next annual meeting of stockholders, (4) assist the Board in determining the appropriate size, function, operation and composition of the Board and its committees, and (5) oversee the evaluation of the Board and management.

Director Nomination Process

The Nominating and Corporate Governance Committee (Governance Committee) is responsible for managing the process for the nomination of new directors. The Governance Committee may identify potential candidates for first-time nomination as a director using a variety of sources—recommendations from current Board members, our management, stockholders or contacts in communities served by Harte-Hanks, or by conducting a formal search using an outside search firm selected and engaged by the Governance Committee.

Following the identification of a potential director nominee, the Governance Committee commences an inquiry to obtain sufficient information on the background of a potential new director nominee. Included in this inquiry is an initial review of the candidate with respect to whether the individual would be considered independent under NYSE and SEC rules and whether the individual would meet any additional requirements imposed by law or regulation on the members of the Audit and Compensation Committees of the Board. The Governance Committee evaluates candidates for director nominees in the context of the current composition of the Board, taking into account all factors it considers appropriate, including the characteristics of independence, diversity, age, skills, background and experience, financial acumen, availability of service to Harte-Hanks, tenure of incumbent directors on the Board and the Board’s anticipated needs. Candidates should also have the sense of timing required to assess and challenge the way things are done and recommend alternative solutions to the problems; the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which today’s corporation operates; and a sense of urgency and spirit of cooperation that will enable them to interact with other Board members in directing the future and profitable growth of the company. The Governance Committee has determined that it is desirable for the Board to have a variety of differences in viewpoints, professional experiences, educational background, skills, race, gender, age and national origin and considers issues of diversity and background in its selection process.

The Governance Committee will consider potential nominees recommended by our stockholders for the Governance Committee’s consideration taking into account the same considerations as are taken into account for other potential nominees. Stockholders may recommend candidates by writing to the Governance Committee in care of our Secretary at Harte-Hanks, Inc., 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216. Our bylaws provide additional procedures and requirements for stockholders wishing to nominate a director for election as part of the official business to be conducted at an annual stockholders meeting, as described further under “Submission of Stockholder Proposals for 2011 Annual Meeting” and in our bylaws.

Assuming a satisfactory conclusion to the Governance Committee’s review and evaluation process, the Governance Committee presents the candidate’s name to the Board for nomination for election as a director and, if applicable, inclusion in our proxy statement.

Independence of Directors

Annual questionnaires are used to gather input to assist the Governance Committee and the Board in their determinations of the independence of the non-employee directors. Based on the foregoing and on such other due consideration and diligence as it deemed appropriate, the Governance Committee presented its findings to the Board on the independence of (1) David Copeland, (2) William Farley, (3) William Gayden, (4) Christopher Harte, (5) Judy Odom, and (6) Karen Puckett, in each case in accordance with applicable federal securities laws and the rules of the NYSE. The Board determined that, other than in their capacity as directors, none of these non-employee directors had a material relationship with Harte-Hanks, either directly or as a partner, shareholder or officer of an organization that has a relationship with Harte-Hanks. The Board further determined that (1) each such non-employee director is otherwise independent under applicable NYSE listing standards for purposes of serving on the Board, the Audit Committee, the Compensation Committee and the Governance Committee, (2) each such non-employee director satisfies the additional audit committee independence standards under Rule 10A-3 of the SEC, and (3) each such non-employee director is financially literate for purposes of serving on our Audit Committee.

When assessing the materiality of a director’s relationship with us, if any, the Board considers all known relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to us as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. In making its most recent independence determinations, the Board considered the following matters with respect to Mr. Copeland and Ms. Puckett and determined that they do not constitute material relationships with Harte-Hanks or otherwise impair their independence as members of the Board or any of its committees, including the Audit Committee:

•

As previously disclosed in our 2009 proxy statement, Mr. Copeland’s son is a member of the transactional services group of KPMG LLP, our independent registered public accounting firm. This issue was previously reviewed and discussed by the Board in connection with assessing the continued independence of Mr. Copeland. This review process included discussing with KPMG the nature of its transactional services group and whether there was any relation to KPMG’s audit, assurance or tax compliance groups. As a result of this diligence and discussions with KPMG, it was determined that KPMG’s transactional services group is a separate and distinct group from KPMG’s audit, assurance and tax compliance practice groups. Accordingly, based on the nature of the services provided by the transactional services group and the fact that Harte-Hanks has not purchased such transactional services from KPMG, this matter was not deemed to constitute a material relationship with Harte-Hanks.

•

As previously disclosed in our 2009 proxy statement, in accordance with SEC rules, Mr. Copeland has reported, but disclaimed, “beneficial ownership” of more than 10% of our outstanding shares of our common stock that are owned by (1) various trusts for which Mr. Copeland serves as trustee or co-trustee, (2) a limited partnership of which he is an officer of the general partner, and (3) the Shelton Family Foundation, of which he is one of nine directors and an employee. Based on the nature of Mr. Copeland’s role with these entities, his absence of any pecuniary interest in these shares and his disclaimer of any beneficial ownership in these shares, this matter is not deemed to constitute a material relationship with Harte-Hanks.

•

Ms. Puckett’s service as an executive officer of CenturyLink, Inc., which has purchased property or services from the Company’s Trillium Software and Data Services business units and from which the Company has purchased telecommunications services, in each case in the ordinary course of business. Ms. Puckett is not compensated directly or indirectly as a result of these transactions other than that the limited payments by the Company to CenturyLink add to the overall revenue of CenturyLink. Moreover, Ms. Puckett did not actively participate in negotiating or consummating the terms of the applicable transactions between the Company and CenturyLink and did not have any direct or indirect material interest in such transactions;

Executive Sessions

Our Corporate Governance Principles provide that the non-management members of the Board will hold regular executive sessions in connection with regular Board meetings to consider issues that they may determine from time to time without the presence of any member of management. If the Chairman of the Board is not a member of management, the Chairman will chair each such session and report any material issues to the full Board. If the Chairman is a member of management, the Chair of the Governance

Committee, or if one has not been appointed, the Chair of the Audit Committee, serves as the chairman of the executive sessions. If the non-management directors include directors who are not “independent” under applicable NYSE and SEC rules, then the independent directors will hold an executive session at least once a year. The Chairman of the Board, if an independent director, will chair each such session and report any material issues to the full Board. If the Chairman is not an independent director, the Chair of the Governance Committee, or if one has not been appointed, the Chair of the Audit Committee, serves as the chairman of such sessions. Our current Chairman, Mr. Franklin, has also served as our President and CEO since January 2009.

Board Leadership Structure

As previously mentioned, six of our eight Board members are independent directors. Mr. Franklin serves as our Chairman of the Board and since January 2009, he also serves as our CEO and President. Mr. Franklin has been a member of the Board since 1974. The non-management and independent members of the Board meet periodically, as needed. We believe the number of independent, experienced directors that make up our Board benefits the company and its stockholders.

We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies at all times. We believe our current Board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers, and other stakeholders that we are under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the company and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership. We believe Harte-Hanks, like many U.S. companies, has been well-served by this leadership structure.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Harte-Hanks and its stockholders. Our corporate governance guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

Risk Oversight

Our Board is responsible for overseeing the risk management process. The Board focuses on our general risk management strategy, the most significant risks we face, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

In performing the risk management process, the Board reviews with management (a) our policies with respect to risk assessment and management of risks that may be material to us, (b) our system of disclosure controls and system of internal controls over financial reporting, and (c) our compliance with legal and regulatory requirements. The Board also reviews major legislative and regulatory developments that could materially impact our contingent liabilities and risks. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Management is responsible for day-to-day risk management. Our Finance, Treasury, General Counsel and Internal Audit areas serve as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the company and that our Board leadership structure supports this approach.

Audit Committee Financial Experts and Financial Literacy

The Board has determined that Messrs. Copeland, Farley and Harte, the current members of the Audit Committee, are each financially literate as interpreted by the Board in its business judgment based on applicable NYSE rules, and that Messrs. Copeland and Farley each further qualifies as an audit committee financial expert, as such term is defined in applicable SEC rules.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee of our Board is or has been an officer or employee of the company. All members of the Compensation Committee participate in decisions related to compensation of our executive officers. No interlocking relationship exists between our Board and the board of directors or compensation committee of any other company.

Communications with Non-Management Directors and Other Board Communications

The Board provides a process to enhance the ability of stockholders and other interested parties to communicate directly with the non-management directors as a group, the entire Board, Board committees or individual directors, including the Chairman and chair of any Board committee.

Stockholders and other interested parties may communicate by writing to: Board of Directors – Stockholder Communication, Harte-Hanks, Inc., P.O. Box 460256, San Antonio, Texas 78246-0256. Our independent directors have instructed the Chair of the Governance Committee to collect and distribute all such communications to the intended recipient(s), assuming he reasonably determines in good faith that such communications do not relate to an improper or irrelevant topic.

Concerns about accounting or auditing matters may be forwarded on a confidential or anonymous basis to the Audit Committee by writing to: Audit Committee, Harte-Hanks, Inc., P.O. Box 460266, San Antonio, Texas 78246-0266 in an envelope labeled “To be opened by the Audit Committee only. Submitted pursuant to Audit Committee’s whistleblower policy.” These complaints will be reviewed and addressed under the direction of the Audit Committee.

Items unrelated to the duties and responsibilities of the Board, such as mass mailings, business solicitations, advertisements and other commercial communications, surveys and questionnaires, and resumes or other job inquiries, will not be forwarded.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding director attendance at the annual meeting of stockholders, all directors are encouraged to attend. All directors attended the 2009 annual meeting of stockholders.

Policies on Business Conduct and Ethics

We have established a corporate compliance program as part of our commitment to responsible business practices in all of the communities in which we operate. The Board has adopted a Business Conduct Policy that applies to all of our directors, officers and employees, which promotes the fair, ethical, honest and lawful conduct in our business relationships with employees, customers, suppliers, competitors, government representatives, and all other business associates. In addition, we have adopted a Code of Ethics applicable to our Chief Executive Officer and all of our senior financial officers. The Business Conduct Policy and Code of Ethics form the foundation of a compliance program that includes policies and procedures covering a variety of specific areas of professional conduct, including compliance with laws, conflicts of interest, confidentiality, public corporate disclosures, insider trading, trade practices, protection and proper use of company assets, intellectual property, financial accounting, employment practices, health, safety and environment, and political contributions and payments.

Both our Business Conduct Policy and our Code of Ethics are available on our website at www.harte-hanks.com, under the heading “About Us” in the section for “Corporate Governance.” In accordance with NYSE and SEC rules, we currently intend to disclose any future amendments to our Code of Ethics, or waivers from our Code of Ethics for our Chief Executive Officer, Chief Financial Officer and Controller, by posting such information on our website (www.harte-hanks.com) within the time period required by applicable SEC and NYSE rules.

Certain Relationships and Related Transactions

The Board has adopted certain policies and procedures relating to its review, approval or ratification of any transaction in which Harte-Hanks is a participant and that is required to be reported by the SEC’s rules and regulations regarding transactions with related persons. As set forth in the Governance Committee’s charter, except for matters delegated by the Board to the Audit Committee, all proposed related transactions and conflicts of interest should be presented to the Governance Committee for its consideration. If required by law, NYSE rules or SEC regulations, such transactions must obtain Governance Committee approval. In reviewing any such transactions and potential transactions, the Governance Committee may take into account a variety of factors that it deems appropriate, which may include, for example, whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, the value and materiality of such transaction, any affiliate transaction restrictions that may be included in our debt agreements, any impact on the Board’s evaluation of a non-employee director’s independence or on such director’s eligibility to serve on one of the Board’s committees and any required public disclosures by Harte-Hanks.

Indemnification of Officers and Directors

Our certificate of incorporation and bylaws require us to indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. These documents also contain provisions that provide for the indemnification of our directors for third party actions and actions by or in the right of Harte-Hanks that mirror Section 145 of the Delaware General Corporation Law.

Our certificate of incorporation also states that Harte-Hanks has the power to purchase and maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of Harte-Hanks or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. We also have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Management Certifications

In accordance with the Sarbanes-Oxley Act of 2002 and SEC rules thereunder, our Chief Executive Officer and Chief Financial Officer have signed certifications under Sarbanes-Oxley Section 302, which have been filed as exhibits to our annual report on Form 10-K for the year ended December 31, 2009. In addition, our Chief Executive Officer submitted his most recent annual certification to the NYSE under Section 303A.12(a) of the NYSE listing standards on May 18, 2009.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the number of shares of our common stock beneficially owned by (1) our “named executive officers,” which, for purposes of this proxy statement, refers to the five executive officers included in the Summary Compensation Table below in this proxy statement, (2) each current Harte-Hanks director and each nominee for director, and (3) all current Harte-Hanks directors and executive officers as a group. The following table also sets forth information with respect to the number of shares of common stock beneficially owned by each person known by Harte-Hanks to beneficially own more than 5% of the outstanding shares of our common stock. Except as otherwise noted, (1) the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, and (2) ownership is as of March 1, 2010. As of March 1, 2010, there were 63,623,229 shares of our common stock outstanding.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock	Percent of Class
Houston H. Harte (2)	9,669,073	15.2%
David L. Copeland (3)	8,471,942	13.3%
Larry D. Franklin (4)	6,132,109	9.6%
BlackRock, Inc. (Subsidiaries: BlackRock Advisors LLC, BlackRock Asset Management U.K. Limited , BlackRock Investment Management, LLC and BlackRock (Channel Island) Ltd.) (5)	4,646,646	7.3%
Fiduciary Management, Inc. (6)	4,293,080	6.8%
Shelton Family Foundation	3,831,609	6.0%
Cooke & Bieler, LP (7)	2,266,430	3.6%
Christopher M. Harte (8)	599,227	*
Gary J. Skidmore (9)	351,455	*
Peter E. Gorman (10)	337,417	*
William K. Gayden (11)	90,785	*
William F. Farley (12)	49,721	*
Judy C. Odom (13)	40,261	*
Douglas C. Shepard (14)	32,938	*
Bryan J. Pechersky (15)	18,250	*
Karen A. Puckett (16)	17,479	*
All Current Executive Officers and Directors as a Group (13 persons) (17)	25,879,873	40.7%

*	Less than 1%.

(1)	The address of (a) Cooke & Bieler, LP is 1700 Market Street, Suite 3222, Philadelphia, PA 19103, (b) the Shelton Family Foundation is 273 Walnut Street, Abilene, Texas 79601, (c) BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022, (d) Fiduciary Management, Inc. is 100 East Wisconsin Avenue, Suite 2200, Milwaukee, WI 53202, and (e) each other beneficial owner is c/o Harte-Hanks, Inc., 9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216.

(2)	Includes 3,061,555 shares held by three limited partnerships of which Mr. Harte is the sole shareholder of the general partner, and to which he disclaims beneficial ownership.

(3)	Includes 12,350 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 3,144 shares of stock subject to certain restrictions until February 2011; 8,278 shares of stock subject to certain restrictions until February 2012; 4,201 shares of stock subject to certain restrictions until February 2013; and the following shares to which Mr. Copeland disclaims beneficial ownership: (a) 33,100 shares held as custodian for unrelated minors, (b) 4,309,898 shares that are owned by 30 trusts for which he serves as trustee or co-trustee, (c) 200,500 shares held by a limited partnership of which he is sole manager of the general partner, and (d) 3,831,609 shares owned by the Shelton Family Foundation, of which he is one of nine directors and an employee.

(4)	Includes 150,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 5,042 shares of stock subject to certain restrictions until February 2013; 839,484 shares held in trust for Mr. Franklin’s children; and the following shares to which he disclaims beneficial ownership: (a) 3,258,558 shares owned by eight trusts for which he serves as co-trustee and holds shared voting and dispositive power, and (b) 63,405 shares owned by the Franklin Family Foundation of which he is one of four directors.

(5)	Represents shares held by investment advisory clients of BlackRock, Inc.’s (“BlackRock”) investment advisory subsidiaries (Subsidiaries: BlackRock Asset Management Japan Limited, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors LLC, BlackRock Investment Management, LLC, and BlackRock International, Ltd.), no one of which to the knowledge of BlackRock owns more than 5.0% of the class. Includes shares to which BlackRock has shared voting and dispositive power of 4,646,646. Information relating to this stockholder is based on the stockholder’s Schedule 13G, filed with the SEC on January 20, 2010.

(6)	Represents shares held by investment advisory clients of Fiduciary Management, Inc. (“Fiduciary”), no one of which to the knowledge of Fiduciary owns more than 5.0% of the class. Includes shares to which Fiduciary has shared voting and dispositive power of 4,293,080 shares. Information relating to this stockholder is based on the stockholder’s Schedule 13G, filed with the SEC on January 28, 2010.

(7)	Represents shares held by investment advisory clients of Cooke & Bieler, LP (“C&B”), no one of which to the knowledge of C&B owns more than 5.0% of the class. Includes shares to which C&B has shared voting power of 1,400,646 shares and shared dispositive power of 2,190,430 shares. Information relating to this stockholder is based on the stockholder’s Schedule 13G, filed with the SEC on February 12, 2010.

(8)	Includes 300 shares held as custodian for Mr. Harte’s step-children and child; 2,850 shares owned indirectly by his wife; 505,458 shares held by Spicewood Family Partners, Ltd., of which he is the sole general partner with exclusive voting and dispositive power over all the partnership’s shares; 12,350 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 3,144 shares of stock subject to certain restrictions until February 2011; and 8,278 shares of stock subject to certain restrictions until February 2012; 4,201 shares of stock subject to certain restrictions until February 2013.

(9)	Includes 308,750 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 4,668 shares of stock subject to certain restrictions until February 2011; and 4,318 shares held in trusts for the benefit of Mr. Skidmore’s adult children and for which his brother serves as trustee.

(10)	Includes 307,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 20,915 shares owned indirectly by the Gorman Family Trust; 2,755 shares of stock subject to certain restrictions until February 2010; and 4,000 shares of stock subject to certain restrictions until February 2011.

(11)	Includes 12,350 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 3,144 shares of stock subject to certain restrictions until February 2011; and 8,278 shares of stock subject to certain restrictions until February 2012; 4,201 shares of stock subject to certain restrictions until February 2013.

(12)	Includes 12,350 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 3,144 shares of stock subject to certain restrictions until February 2011; 8,278 shares of stock subject to certain restrictions until February 2012; 4,201 shares of stock subject to certain restrictions until February 2013 and 124 shares owned indirectly by Mr. Farley’s spouse, as to which beneficial ownership is disclaimed.

(13)	Includes 12,350 shares that may be acquired upon the exercise of options exercisable within the next 60 days; 3,144 shares of stock subject to certain restrictions until February 2011; and 8,278 shares of stock subject to certain restrictions until February 2012; 4,201 shares of stock subject to certain restrictions until February 2013.

(14)	Includes 16,250 shares that may be acquired upon the exercise of options exercisable within the next 60 days; includes 7,500 shares of stock subject to certain restrictions until December 2010.

(15)	Includes 18,250 shares that may be acquired upon the exercise of options exercisable within the next 60 days; Mr. Pechersky resigned effective January 2010.

(16)	Includes 13,278 shares of stock subject to certain restrictions until February 2012 and 4,201 shares of stock subject to certain restrictions until February 2013.

(17)	Includes 916,250 shares that may be acquired upon the exercise of options exercisable within the next 60 days and 120,054 shares of stock subject to certain restrictions until various times in 2011, 2012 and 2013. Includes 14,764,399 shares to which the current executive officers and directors disclaim beneficial ownership, as described in the preceding footnotes.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a discussion of the compensation philosophy and objectives that underlie our executive compensation program and how we evaluated and set our executives’ compensation for 2009. This CD&A provides qualitative information concerning how 2009 compensation was awarded to and earned by our executives, identifies the most significant factors relevant to our 2009 executive compensation decisions and gives context to the data presented in the tables included below in this proxy statement. Certain information regarding our 2008 and 2010 compensation determinations is also included to the extent we believe it provides helpful context for our discussion of 2009 executive compensation. The term “executive officers” means our senior executives who are all listed above under the heading “Directors and Executive Officers.” The term “named executive officers” means the five executive officers named in the Summary Compensation Table and other compensation tables that follow. “Committee,” within this CD&A, means the Compensation Committee of the Board.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to achieve a number of key objectives and thereby support our overall efforts to create long-term value for our stockholders:

•

Attract and Retain Top Talent — Attract and retain high performing individuals who will significantly contribute to our long-term success and the creation of long-term stockholder value by providing competitive compensation compared to peer companies or companies in the same market for executive talent.

•

Pay for Performance — Motivate our executives to work in the best interests of our stockholders by closely tying compensation to company, business unit (for certain executive officers, as appropriate) and individual performance on both a short-term and long-term basis.

•

Place Significant Portion of Pay “At Risk” — Align executive compensation with stockholder interests by placing a significant portion of total direct compensation “at risk,” such that the executive will not realize value unless company performance goals are achieved (for example, annual bonuses and performance restricted stock units) or our stock price appreciates (for example, stock options).

•

Require Significant Ongoing Executive Stock Ownership — Align executive and stockholder interests by including a significant equity component in our total compensation awards and by requiring executives to accumulate and maintain a sizeable equity position through our stock ownership guidelines.

As part of our compensation philosophy and objectives and our goal of creating long-term value for our stockholders, we seek to design an executive compensation program that does not encourage inappropriate risks that would threaten the long-term value of our company. We believe our compensation philosophy has assisted in achieving our goals. The Committee reviews our compensation philosophy on a periodic basis to judge whether the goals and objectives are being met, and what, if any, changes may be needed to the philosophy. The Committee considered our compensation philosophy and objectives in establishing the elements and amounts of 2009 compensation for each of our named executive officers. Our 2009 compensation philosophy is consistent for all of our executive officer positions, and is consistent with the philosophy for our 2008 and 2010 compensation programs.

Overview of 2009 Executive Compensation Developments

As a result of the unprecedented economic environment, tremendous market volatility and absence of visibility into the duration and future impact of the recession, management recommended and the Committee made the following decisions related to 2009 compensation for our named executive officers:

•

The 2009 salaries of Messrs. Gorman, Shepard, Skidmore and Pechersky were reduced by 10% compared to their 2008 salaries. Mr. Franklin became CEO and President effective January 1, 2009 and the Committee agreed with Mr. Franklin’s recommendation that his salary be set at a below market level of $300,000.

•	The Committee awarded stock options only, as opposed to previous years where the Committee issued a combination of stock options, restricted common stock and performance-based restricted stock units.

•	Throughout the company, management implemented expense reduction actions including wage reductions, wage freezes and reduced head counts.

•	The 2010 salaries for all of our named executive officers have been frozen for 2010 at 2009 amounts.

Elements of 2009 Executive Compensation Program

The following table highlights the available elements of our 2009 executive compensation program and the primary purpose of each element. The overall 2009 compensation elements, although individual amounts vary, are consistent for all of our executive officer positions. Each element is discussed in further detail below in this CD&A.

Element	Objectives and Basis	Form
Base Salary	Provide base compensation that is competitive for each role to reward and motivate individual performance.	Cash

Annual Incentive Compensation (also referred to in this proxy statement as our “bonus”)	Annual incentive to drive company and, where applicable, business unit performance.	Cash

Bonus Restricted Stock Elections	Annual eligibility of executive officers to elect to receive up to 30% of their bonus awards in the form of restricted common stock, which would vest 100% on the third anniversary of the date of grant, allowing an executive officer to receive 125% of the value of the forgone cash portion of his or her bonus in such shares of restricted stock.	Restricted stock

Long-Term Incentive Awards	Long-term incentive to drive company performance and align executives’ interests with stockholders’ interests, and to retain executives through long-term vesting and potential wealth accumulation.	Stock options, restricted stock and performance restricted stock units

Perquisites	Enhance the competitiveness of our executive compensation program through limited additional benefits.	Automobile allowances and supplemental life insurance benefits

Pension and Retirement	Provide our executives with a competitive retirement income program to supplement savings through our 401(k) plan.	Participation and vesting in our non-qualified pension restoration plan

Severance Agreements	Attract and retain key talent by providing certain compensation in the event of a change of control and, for one of our named executive officers, in designated non-change of control scenarios.	Cash severance, equity vesting, COBRA reimbursement and, if applicable, certain Section 280G “excess parachute payment” tax gross-ups

Qualified Deferred Compensation	Provide tax-deferred means to save for retirement.	Same benefit made generally available to our employees to participate in our 401(k) plan with a company match

Non-Qualified Deferred Compensation	Provide tax-deferred means to save for retirement.	Participation in our non-qualified deferred compensation program

Other	Offer other competitive benefits, such as medical, dental and other health and welfare benefits.	Same benefit made generally available to our employees to participate in health and welfare plans

In making 2009 annual executive compensation determinations, the Committee approved certain modifications to the compensation elements described above, principally: (1) for Mr. Skidmore, our Executive Vice President and President, Direct Marketing, and other Direct Marketing personnel, up to 20% of their maximum annual bonus potential could be earned and paid mid-year based on January 2009 to June 2009 actual performance against the pre-established six-month performance targets; the remaining 80% of bonus potential would be based on full year performance against the pre-established annual performance targets; (2) for Mr. Franklin’s bonus restricted stock election, Mr. Franklin was eligible to elect to receive up to 100% (versus 30% for other executives) of any 2009 cash bonus award in the form of restricted common stock, which would vest 100% on the third anniversary of the date of grant, allowing Mr. Franklin to receive 100% (versus 125% for other executives) of the value of the forgone cash portion of his bonus in such shares of restricted stock; and (3) 2009 long-term incentive awards consisted solely of stock options; no shares of restricted stock or performance restricted stock units were granted. As discussed further below under the section, “Long-Term Incentive Awards,” the Committee determined that this equity award structure would more effectively drive achievement of our 2009 corporate goal of aggressively adjusting our cost structure to anticipated reduced revenue levels, thereby better positioning Harte-Hanks for future growth opportunities and the creation of long-term stockholder value.

Compensation Committee

The Committee currently consists of Judy Odom (Chair), William Farley, William Gayden and Karen Puckett. The Board has determined that each member of the Committee meets the independence requirements of the rules of the NYSE. Each Committee member is also considered to be an “outside director” in accordance with Section 162(m) of the Internal Revenue Code (the Code), and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act with regard to compensation and benefit plans subject to SEC Rule 16b-3. Each member of the Committee either currently serves, or has served, as a senior executive of a large corporation, and has had significant experience with compensation matters relating to senior executives of these organizations.

In accordance with its charter, the Committee’s responsibilities include the following:

•	participate with management and the Board of Directors in reviewing and approving the company’s goals and objectives with respect to compensation for our CEO,

•

evaluate the CEO’s performance in light of these established goals and objectives and either as a committee or together with the other independent directors (as directed by the Board) , based upon these evaluations, determine and approve the CEO’s annual compensation, including salary, bonus and incentive and equity-based compensation,

•

review publicly available data to assess the competitiveness of the CEO’s base salary, bonus and incentive and equity-based compensation, taking into consideration our performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in prior years,

•	participate with management and the Board of Directors in reviewing the annual goals and objectives with respect to compensation for other executive officers,

•

evaluate the performance of these executive officers in light of these established goals and objectives and, based upon this evaluation and any compensation recommendations for the executive officers made by the CEO, either approve or make recommendations to the Board (as directed by the Board) with respect to the compensation for the executive officers, and

•

review publicly available data to assess our competitive position with respect to our executive compensation program, including consideration of base salaries, annual incentives, long-term incentives and equity-based compensation, and make changes as deemed appropriate to align with our executive compensation philosophy.

The Committee may appoint subcommittees for any purpose that it deems appropriate and may delegate to subcommittees such power and authority as it deems appropriate. However, no subcommittee may consist of fewer than two members, and no subcommittee may be delegated any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole. No subcommittees were formed or met in 2009. The Committee has delegated to our President and CEO limited option grant authority for non-officer new hires and promotions. This delegation does not apply to any of our executive officers.

The Committee meets in executive session as it deems appropriate to review and consider executive compensation matters without the presence of our executive officers. These executive sessions frequently include other non-employee directors. The Committee met in executive session with other non-employee directors at its January 2009 regular meeting, which is the meeting when the Committee made its annual 2009 executive compensation determinations.

Other Participants in the Executive Compensation Process

In addition to the Committee and other non-Committee members of the Board who may also be in attendance at the Committee’s meetings, our management and, when engaged by the Committee from time to time, outside compensation consultants also participate in and contribute to our executive compensation process. Ultimately, the Committee exercises its independent business judgment with respect to recommendations and opinions of these other participants and the Committee (or our independent directors as a group) makes final determinations about our executive officer compensation.

Management and Chairman of the Board

Mr. Franklin, our Chairman, President and CEO, participated in the Committee’s executive compensation processes throughout 2009 and assisted the Committee and regularly attended Committee meetings, other than executive sessions. Mr. Franklin provided his perspective to the Committee regarding executive compensation matters generally and the performance of the executive officers reporting to him. He also presented recommendations to the Committee on the full range of annual executive compensation decisions, including (1) annual incentive bonus plan structure and participants, (2) long-term incentive compensation strategy, (3) competitive positioning of our executive compensation program, and (4) total direct compensation for each executive officer, including base salary adjustments, bonus opportunity targets and equity grants.

At the Committee’s January 2009 meeting, Mr. Franklin presented the Committee with specific 2009 compensation recommendations for the compensation amounts and elements of all executive officers. The Committee made final decisions about each officer’s 2009 compensation without the applicable executive officer being present, taking into account Mr. Franklin’s recommendations for executive officers.

Compensation Consultants

The Committee believes that engaging a consultant on a periodic basis is more appropriate than having annual engagements. In mid-2007, the Committee retained an outside compensation consultant to assist the Committee with its evaluation and determinations for our 2008 executive compensation program. The consulting firm, Longnecker & Associates, was engaged by and reported directly to the Committee. Although Longnecker & Associates did work in cooperation with management as required to gather information necessary to carry out its obligations to the Committee, Longnecker & Associates did not have a separate engagement with our management.

The Committee asked Longnecker & Associates to conduct a comprehensive review of Harte-Hanks’ current management compensation program and individual management compensation arrangements. The Committee also requested Longnecker & Associates to recommend specific changes and improvements to the Committee to ensure that compensation remains aligned with the goal of enhancing stockholder value through competitive programs that allow the company to attract, properly motivate and retain key executives who will contribute to Harte-Hanks’ long-term success and the creation of stockholder value. Longnecker & Associates’ review included the following, at the Committee’s request:

•	review the peer group of companies used for benchmarking executive compensation, taking into account input from the Committee,

•

based on compensation data from the peer group and broad market survey data, conduct an analysis of total direct compensation, and the individual components of total direct compensation, for each of our executive positions and assess how target and actual compensation positioning to the market aligned with Harte-Hanks’ compensation philosophy and objectives,

•	advise the Committee on best practices and compensation trends for its 2008 compensation decisions for the CEO and other executive officers, and

•	help the Committee evaluate the new hire compensation package for Doug Shepard, who was hired in December 2007, by providing market data for similar positions.

In January 2008, the Committee made its 2008 annual executive compensation determinations, taking into account the results of Longnecker’s review, analysis and recommendations, among other factors. The Committee did not engage an outside consulting firm during 2009 for the Committee’s 2010 executive compensation determinations, and has not yet determined whether it will engage an outside consulting firm during 2010 for the Committee’s 2011 executive compensation determinations.

Principal Factors That Influenced 2009 Executive Compensation

When making its 2009 compensation decisions, the Committee considered the compensation philosophy and principles that underlie our executive compensation program, including the desire to link executive compensation to annual and long-term performance goals and to be able to attract and retain high performing individuals who will significantly contribute to our long-term success and the creation of long-term stockholder value. The Committee did not use pre-established formulas, rigidly set the compensation of our executives based solely on market data or on any one factor in isolation, or assign a specific weighting or ranking to the various factors it considered. Rather, the Committee’s ultimate decisions were influenced by a number of factors that were collectively taken into consideration in the Committee’s business judgment and that included a number of relative determinations. In establishing the individual elements and amounts of 2009 executive compensation, the principal factors taken into consideration by the Committee included the following:

•	the unprecedented economic environment, tremendous market volatility and absence of visibility into the duration and future impact of the recession,

•

competitive market data to assess how our executive pay levels compared to other companies, considering the individual elements of our compensation program, the relative mix of those compensation elements and total direct compensation amounts, with 2008 market data provided by the Committee’s compensation consultants,

•

recommendations and input from non-Committee members of the Board, including our Chairman, Mr. Franklin (who has served as our President and CEO since January 2009), officer salary reductions in December 2008, long-term incentive awards and individual executive officer performance,

•

recent company performance compared to our financial (earnings per share, operating income and revenues) and operational expectations for our company as a whole and for our Shoppers and Direct Marketing businesses individually,

•

a general assessment of individual executive officer performance and contributions in support of our strategies, individual officer responsibilities, tenure and experience in his or her position and the overall financial performance of the businesses or functional areas for which an officer is responsible,

•	providing competitive compensation to reflect new or expanded roles for some of our executives,

•

retention considerations in light of the relatively low bonus payouts, or no bonus payouts, to executive officers based on recent company performance, and reduced historical equity compensation values because of a reduced stock price and recent earnings per share performance,

•	cost-cutting initiatives and restructuring efforts that resulted, and were anticipated to result in the future, in significant additional work commitments by our existing executive officers,

•	individual officer compensation history, including stock options and other equity awards in prior years and value realized from prior equity awards,

•	internal pay equity (i.e., considering pay for similar jobs and jobs at different levels within Harte-Hanks and considering the relative importance of a particular position to Harte-Hanks), and

•

tax and regulatory considerations, including our policy to take reasonable and practical steps to maximize the tax deductibility of compensation payments to executives under Section 162(m) of the Code, the impact of expensing equity grants under Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment” (SFAS 123R), and the impact of Section 409 relating to non-qualified deferred compensation.

Tally Sheets

To assist the Committee in making its 2009 annual executive compensation determinations, the Committee reviewed tally sheets for each executive officer, as it has done in prior years. Tally sheets are used as a reference to ensure that Committee members understand the total compensation provided to executives each year, over a multi-year period and in various change of control or other termination events. The Committee uses tally sheets to consider individual elements of our compensation program, the relative mix of those compensation elements and total annual and long-term compensation amounts provided to a particular executive. The tally sheets illustrate, for each executive officer: (1) values for cash compensation (base pay, bonus and automobile allowance) for the current year under consideration and each of the past two years, (2) estimated values for long-term incentive awards (options, restricted stock and performance restricted stock units) for the current year under consideration and each of the past two years, (3) supplemental life insurance benefits, (4) estimated pension benefits upon retirement, (5) actual realized and estimated future values for historical equity compensation awards, (6) stock ownership guideline compliance, and (7) estimated amounts the executive could realize upon a change of control or other termination of employment pursuant to the executive’s existing severance agreement. The tally sheets also incorporate applicable competitive market compensation data for base salary, annual incentive awards and long-term incentive awards.

Setting the Pay Mix—Cash Versus Equity; At-Risk Versus Fixed

We believe a mixture of both long-term (equity) and short-term (cash) compensation elements provides the proper balance and incentives. The Committee reviews each of these elements separately and then all of the elements combined to determine the amount and mix of compensation for our executives. The following chart shows the split of 2009 compensation for our named executive officers between equity and cash:

2009 Cash Versus Equity Compensation for Named Executive Officers (1) (2)

(1)	This chart was created using the sum of the amounts in columns (c) (salary) and (g) (non-equity incentive plan compensation) from the Summary Compensation table below as the amount of 2009 cash compensation, and using the sum of the amounts in column (l) (grant date fair value of stock and option awards) from the Grants of Plan Based Awards table below as the amount of 2009 equity compensation.

(2)	For our individual named executive officers, their 2009 cash to equity compensation ratios (calculated as described in footnote (1) above) were approximately as follows: Franklin — 45% cash / 55% equity; Gorman — 70% cash / 30% equity; Shepard — 75% cash / 25% equity; Skidmore — 75% cash / 25% equity; and Pechersky – 81% cash / 19% equity. Individual circumstances and other factors, such as mid-year promotions, start dates, departure dates and volatility in our stock price, may cause significant fluctuations in these percentages from year to year, thereby affecting their year-to-year comparability.

The Committee also believes that a substantial portion of the potential cash compensation (the sum of base salary and the potential annual incentive compensation) should be “at risk” or variable and, therefore, subject to meeting financial performance criteria. In 2009, as shown below, over half of the potential cash compensation (assuming a maximum bonus payout) for the named executive officers was “at risk.”

Percentage of 2009 Potential Cash Compensation for Named Executive Officers: Fixed vs. Variable (or “At Risk”) (1)(2)

(1)	This chart reflects the overall ratio of 2009 base salary (fixed) to 2009 potential annual incentive compensation (“at risk” or variable) assuming a maximum bonus payout for the named executive officers.

(2)	For our individual named executive officers, their percentages of 2009 “at risk” or variable cash compensation (calculated as described in footnote (1) above) were approximately as follows: Franklin — 67%; Gorman — 50%; Shepard — 50%; Skidmore — 50%; and Pechersky – 46%. Individual circumstances and other factors may cause significant fluctuations in these percentages from year to year, thereby affecting their year-to-year comparability.

Market Benchmarking

The Committee typically refers to executive compensation surveys and other benchmark data when it reviews and approves executive compensation. This market data is intended to reflect compensation levels and practices for executives holding comparable positions at other comparable companies, which helps the Committee set compensation at levels designed to attract and retain high performing individuals. Market data typically consists of (1) publicly available data from a selected group of peer companies, and (2) more broad-based, aggregated survey data of a large number of companies of similar size or in similar industries. The market data comprising aggregated survey data does not include the identity of the individual comparable companies and is either provided by outside compensation consultants or derived by aging information that has been previously provided by these consultants. For the Committee’s 2007 Longnecker & Associates study, the broad survey data was derived from published surveys, including printing and publishing industry segment data from those surveys.

In selecting the peer companies, the Committee considers a variety of criteria, including industry, revenues, market capitalization and assets. The Committee also believes that it is important to include a sufficient number of peer group companies to enhance the overall comparability of the peer company data for purposes of setting our executives’ compensation. No changes were made to the compensation peer group for purposes of making annual executive compensation determinations in January 2010.

2009 Compensation Peer Group

1. Acxiom Corporation	9. PC Mall, Inc.
2. Alliance Data Systems Corporation	10. Sykes Enterprises, Incorporated
3. Consolidated Graphics, Inc.	11. TeleTech Holdings, Inc.
4. Equifax, Inc.	12. The Dun & Bradstreet Corporation
5. Fair Isaac Corporation	13. Valassis Communications, Inc.
6. ICT Group, Inc.	14. ValueClick, Inc.
7. Infogroup, Inc.	15. Viad Corp
8. Interpublic Group of Companies, Inc.

The Committee compares each executive officer’s (1) salary, (2) potential bonus opportunity and (3) estimated long-term incentive compensation value, both separately and in the aggregate, to amounts paid for similar positions based on the benchmark data. In looking at overall compensation for our executive officers, in general, the Committee’s philosophy is to target total direct compensation in the 50th to 75th percentile of market compensation (in other words, compensation levels that would be in the second quartile of market compensation levels based on this benchmark data). As discussed above, however, the benchmark data is merely a starting point, and the Committee does not use pre-established formulas or rigidly set the compensation of our executives based solely on market data or on any one factor in isolation. Rather, the Committee’s ultimate determinations are influenced by a number of factors that are collectively taken into consideration in the Committee’s business judgment, as further described above under “Principal Factors That Influenced 2009 Executive Compensation.” Accordingly, the Committee retains discretion to award compensation levels and elements that it believes are appropriate, and the Committee is not required to award compensation levels at specific benchmark data percentiles.

The Committee engaged a compensation consultant in 2007 and did not deem it necessary to update the 2008 study information for its 2009 determinations since pay decreases were implemented in December 2008. This market data incorporated broad aggregated survey data and peer company data from the 2009 compensation peer group companies listed above. Based on the total potential direct compensation approved in the Committee’s January 2009 meeting for our named executive officers compared to the market data reviewed by the Committee at its January 2009 meeting, two of the named executive officers were between the 50th and 75th percentiles, two were below the 50th percentile and one exceeded the 75th percentile. Total potential direct compensation includes: (1) salary, (2) potential bonus opportunity at a maximum payout assuming all performance criteria are achieved and (3) an estimated long-term incentive compensation value included in the Committee’s tally sheets. Stock options were given a value based on a Black Scholes value of $1.35 per option. All equity values assumed 100% vesting.

Additional Analysis of Executive Compensation Elements

The following discussion provides additional information and analysis regarding the specific elements of our 2009 executive compensation program. This discussion should be read in conjunction with the remainder of this CD&A (including the section above, “Principal Factors That Influenced 2009 Executive Compensation”) and the compensation tables that follow.

Base Salary

We set executive base salaries at levels we believe are competitive based on each individual executive’s roles, responsibilities and experience in his or her position. We believe that a competitive base salary, providing a fixed level of income over a certain period, is a necessary and important element to include in the compensation packages for our executives. We review base salaries for executive officers on an annual basis, and at the time of hire, promotion or other change in responsibilities. Base salary changes also impact target bonus amounts and potential cash severance amounts, which are based on a percentage of base salary.

When reviewing each executive’s base salary in January 2009, the Committee considered, in addition to the other factors discussed below, the level of responsibility and complexity of the executive’s job, the relative importance of the executive’s position to Harte-Hanks, whether, in the Committee’s business judgment and taking into account input from our CEO, Chairman and other Board members, prior individual performance was particularly strong or weak, how the executive’s salary compares to the salaries of other Harte-Hanks executives and to the 50th percentile and 75th percentile market salary information based on benchmark data for the same or similar positions, and the combined potential total direct compensation value of an executive’s salary, annual bonus opportunity, long-term incentive awards, and the unprecedented economic environment.

In December 2008, the Committee approved officer salary reductions as a result of the deteriorating economic environment in the United States and other economies. These salary reductions served as a component of our overall cost management initiatives and related efforts to respond to the adverse economic conditions and improve Harte-Hanks’ results. The salaries of Messrs. Gorman, Shepard, Skidmore and Pechersky were reduced by 10%. As part of the annual executive compensation determinations in January 2009, the Committee made the base salary determinations for our named executive officers set forth below. In January 2010, the Committee did not make any changes to the base salaries for the named executives set forth below in light of the continuing economic conditions and Harte-Hanks results.

•

Franklin — Mr. Franklin’s base salary was set at $300,000 in January 2009 when Mr. Franklin assumed the additional duties of President and CEO. In setting the amount of Mr. Franklin’s salary, the Committee recognized Mr. Franklin’s significant beneficial ownership of approximately 9.6% and agreed to his proposal of a below market salary and the option to receive 100% of his bonus in restricted stock which vests at the end of three years. Mr. Franklin elected to contribute 100% of his 2009 salary to our deferred compensation plan. In addition, Mr. Franklin no longer receives a chairman’s fee.

•

Gorman — Mr. Gorman’s base salary was increased in January 2008 from $374,300 to $394,000, which restored Mr. Gorman’s salary to his 2006 level. In January 2009, Mr. Gorman’s salary was reduced to $354,600 as part of our cost management initiatives.

•

Shepard — Mr. Shepard’s base salary was maintained in January 2008 at $350,000, which was established by the Committee in connection with his hiring in December 2007. In late 2008, Mr. Shepard’s salary was reduced to $315,000 as part of our cost management initiatives.

•	Skidmore — Mr. Skidmore’s base salary was maintained in January 2008 at $540,000 and in late 2008, Mr. Skidmore’s salary was reduced to $486,000 as part of our cost management initiatives.

•

Pechersky — Mr. Pechersky’s base salary was increased in January 2008 to $300,000. In late 2008, Mr. Pechersky’s salary was reduced to $270,000 as part of our cost management initiatives. Mr. Pechersky resigned effective January 2010.

Annual Incentive Compensation

We provide an annual incentive bonus opportunity for executive officers to drive company and, where appropriate, business unit performance on a year-over-year basis. We believe this annual short-term cash incentive opportunity provides an incentive for our executives to manage our businesses to achieve targeted financial results. For our fiscal 2009 executive bonus plan, maximum bonus opportunity amounts were expressed as a percentage of each executive’s base salary as follows:

2009 Named Executive Officer Bonus Opportunities

Named Executive Officer	Maximum Bonus Opportunity	Change From Prior Year
	(% of 2009 Base Salary)
Franklin	200	Assumed President and CEO duties in January 2009.
Gorman	100	No change.
Shepard	100	No change.
Skidmore	100	No change.
Pechersky	85	No change.

Actual annual incentive compensation awards for our executive officers are determined based on achievement against the Committee’s previously established financial performance goals, as certified by the Committee, typically at its regular January meeting. From time to time, individual non-financial goals may also be established for one or more executive officers to better align an executive’s incentives with goals such as organizational effectiveness, strategic focus, and personal development. There were no individual non-financial performance goals for the 2009 executive bonus plan. The financial performance goals are based on the strategic financial and operating performance objectives for our company and those of our business segments. In setting the financial performance targets, the Committee considers target company performance under our annual operating plan, the potential payouts based on achievement at different levels and whether the portion of incremental earnings paid as bonuses rather than returned to stockholders or reinvested in our business is appropriate. The Committee reserves the right to adjust the financial performance results during the year. The 2005 Plan, a stockholder approved plan, forms the basis of our annual incentive plan for Section 162(m) executives.

For 2009, each named executive officer’s annual bonus potential was based on actual achievement against established incremental target performance levels for the following performance criteria, each of which was weighted for a particular executive to reflect the nature of that executive’s areas of responsibility and focus:

Bonus Performance Criteria Weighting

Named Executive Officer	Harte- Hanks Earnings Per Share	Harte-Hanks Operating Income	Harte-Hanks Cash Generated	Direct Marketing Revenue	Direct Marketing Operating Income	Shoppers Revenue	Shoppers Operating Income	Maximum Payout @ Base Salary

Franklin	100.0%	80.0%	20.0%					200.0%

Gorman						40.0%	60.0%	100.0%

Shepard	50.0%	40.0%	10.0%					100.0%

Skidmore				40.0%	60.0%			100.0%

Pechersky	42.5%	34.0%	8.5%					85.0%

The determination of any bonus amount ultimately payable to each executive for 2009 was based on the following threshold, target and maximum performance levels:

Bonus Performance Thresholds

Threshold Level	Harte-Hanks Earnings Per Share	Harte-Hanks Operating Income	Harte-Hanks Cash Generated	Direct Marketing Revenue	Direct Marketing Operating Income	Shoppers Revenue	Shoppers Operating Income

Threshold	$0.78	$89,400,000	$12,800,000	$600,000,000	$95,000,000	$265,000,000	$3,457,000

Target	$0.84	$92,200,000	$14,620,000	$630,000,000	$99,000,000	$277,000,000	$7,400,000

Maximum	$0.88	$97,400,000	$18,000,000	$660,000,000	$103,000,000	$290,000,000	$8,000,000

Bonus payouts were determined on a graduated scale ranging from the threshold of 10% to the maximum of 100%. 2009 actual bonus payouts were based on the following actual performance results and achievement payout levels:

2009 Actual Bonus Payout Results

	Harte-Hanks Earnings Per Share	Harte-Hanks Operating Income	Harte-Hanks Cash Generated	Direct Marketing Revenues	Direct Marketing Operating Income	Shoppers Revenue	Shoppers Operating Income

Actual Performance	$0.75	$82,430,000	$56,000,000	$585,988,000	$95,812,000	$274,155,000	$(1,354,000)

Achievement Payout Levels	0.0%	0.0%	100.0%	0.0%	10.0%	30.0%	0.0%

In consideration of the unusual and nonrecurring nature of a $6.95 million legal settlement in principle expense relating to events during 1998 to 2001, but impacting 2009 earnings and due to the fact that neither executive was employed with the company until 2007 and 2008, the Committee decided to increase the Harte-Hanks earnings per share and Harte-Hanks operating income for this event as it related to the bonus payout results for Messrs. Pechersky and Shepard.

In establishing the performance criteria and the incremental target performance levels for each performance criteria, it is anticipated that the executives will receive at least some portion of their year-end cash bonuses, with increasing degrees of difficulty in achieving the higher levels of payout. Achieving the maximum bonus award is anticipated, at the time of establishing the award, to be very difficult to achieve based on our company’s annual budget performance assumptions and outlook for the company. To illustrate the degree of difficulty in achieving bonus payouts, the following table shows the 2007 through 2009 actual bonus payouts, if any, as a percentage of each named executive officer’s salary for the applicable year.

Historical Bonus Payout As A Percentage of Salary

Named Executive Officer	2007 Actual Bonus Payout	2008 Actual Bonus Payout	2009 Actual Bonus Payout
Franklin (1)	—	—	20.00%
Gorman	0.00%	0.00%	12.00%
Shepard (2)	0.00%	0.00%	25.00%
Skidmore	5.25%	0.00%	6.60%
Pechersky (3)	0.00%	0.00%	21.30%

(1)	Mr. Franklin was Chairman in 2007 and 2008 and was not eligible for a bonus. He became President and CEO effective January, 1, 2009.

(2)	Mr. Shepard joined Harte-Hanks in December 2007.

(3)	Mr. Pechersky joined Harte-Hanks in March 2007 and resigned in January 2010.

Bonus Restricted Stock Elections

As part of our executive compensation program, our executive officers have been provided the opportunity to elect to receive a portion of their bonus otherwise earned in the form of restricted stock. In that case, the executive would typically receive 125% of the value of the forgone cash portion of the bonus in shares of restricted stock. These shares vest 100% on the third anniversary of their date of grant. This election option is considered by the Committee each year and was approved again with respect to the 2009 executive bonuses, which were potentially payable in early 2010. The Committee believes this election encourages the accumulation of executive stock ownership, as required by our stock ownership guidelines. Mr. Gorman made a bonus restricted stock election for his 2009 bonus paid in early 2010.

Long-Term Incentive Awards

We design our long-term incentive compensation program to drive company performance over a multi-year period, align the interests of executives with those of our stockholders and retain executives through long-term vesting and wealth accumulation. The Committee believes that a significant portion of executive compensation should be dependent on value created for our stockholders. The Committee reviews long-term incentive compensation strategy and vehicles as part of its annual executive compensation determinations. In May 2005, we adopted the 2005 Plan, a stockholder approved plan, pursuant to which we may issue various equity securities to directors, officers, key employees and consultants. The 2005 Plan forms the basis of our long-term incentive plan for executives.

The Committee’s current philosophy is to grant options with an exercise price equal to the market value of our common stock on the date of grant, as provided by the 2005 Plan. Prior to 2007, we annually granted long-term incentive awards on the date of the first Committee meeting held in late January of each year. Beginning in 2007, our Board determined that such awards would be granted on February 5 each year, which both establishes a fixed date for such grants and is anticipated to be during a “window” period (more than two days following the release of our annual earnings for the prior year). If this date falls on a non-trading day such as a weekend, the exercise price for the grant would be the market value on the first preceding trading day (for example, a Friday if February 5 on a given year is a Saturday), as provided by the 2005 Plan. We also grant interim awards from time to time in connection with intra-year hires, acquisitions, promotions, or other reasons based on a date selected by the Committee on or after the date of the Committee action at a meeting or by unanimous written consent.

In January 2009, the Committee awarded our executives stock options only, as opposed to previous years where the Committee issued a combination of stock options, restricted common stock and performance-based restricted stock units. Please refer to the Grants of Plan Based Awards table below for a description of these types of equity awards under the 2005 Plan. The Committee determined that a focus on stock options for the 2009 long-term incentive awards would more immediately and directly align our executive compensation program with the needs of our company and our stockholders. As a result of the unprecedented economic environment, tremendous market volatility and absence of visibility into the duration and future impact of the recession, a key 2009 corporate goal was to aggressively adjust our cost structure to anticipated reduced revenue levels and thereby better position Harte-Hanks for future growth opportunities and the creation of long-term value for our stockholders. The Committee determined in its judgment that an award to our executives of an increased number of options, which vest over a five-year period and require appreciation in our stock price to have value, would be a more effective tool to drive achievement of our 2009 corporate goals.

Our performance restricted stock units each represent the right to potentially receive one share of our common stock for each vested unit, as determined on the third anniversary of the grant date based upon the satisfaction of specified three-year average annual earnings per share growth rates during the performance period. Actual vesting may range from 0% up to 125% of the number of performance units awarded, depending on actual performance. In establishing the performance levels, it is generally anticipated that at least some portion of the performance units will vest following the three-year period, with increasing degrees of difficulty in achieving the higher levels of vesting. Achieving the maximum vesting level is anticipated, at the time of establishing the award, to be very difficult to achieve based on company performance expectations and historical earnings per share growth rates. The 2006 performance units were the first such units we granted to our executives, and had a 2006-2008 performance period. None of the 2006 performance units vested. In addition, as of December 31, 2009, none of the performance goals associated with outstanding performance stock units are expected to be achieved, which would result in no units vesting for any of our executives. No performance restricted stock units were granted in January 2009 or January 2010.

When reviewing each executive’s proposed equity awards in 2009, the Committee considered the level of responsibility and complexity of the executive’s job, whether, in the Committee’s business judgment and taking into account input from our CEO, Chairman and other Board members, prior individual performance was particularly strong or weak, how the executive’s proposed equity award value compares to the equity award values of other Harte-Hanks executives and to the 50th percentile and 75th percentile market information based on benchmark data for the same or similar positions, and the combined potential total direct compensation value of an executive’s salary, annual bonus opportunity and long-term incentive awards.

Perquisites

Consistent with previous years, our 2009 executive compensation program included limited executive perquisites. The aggregate incremental cost of providing perquisites and other benefits to our named executive officers is included in the amount shown in the All Other Compensation column of the Summary Compensation table below and detailed in the subsequent All Other Compensation table. We believe the limited perquisites we provide to our executives are representative of comparable benefits offered by companies with whom we compete for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent by enhancing the competitiveness of our compensation program. Our perquisites are:

•

Supplemental Life Insurance Benefits — We provide life insurance benefits to our executive officers at a higher level than is offered more generally to our employees under our health and welfare benefits program. Additional information about the supplemental life insurance benefits provided to our named executive officers is found in the applicable executive’s table below under “Potential Termination and Change in Control Benefits Tables.” Messrs. Franklin, Gorman and Skidmore have supplemental life insurance benefits of $90,000 per year for ten years in the event of the executive’s death. Messrs. Shepard’s and Pechersky’s life insurance benefits are $70,000 per year for ten years.

•

Automobile Allowance — We also provide automobile allowances to our executive officers, including our named executive officers, in the following amounts: Chief Executive Officer — $1,325 per month; Executive Vice Presidents and Senior Vice Presidents — $975 per month; and Vice Presidents — $600 per month.

In establishing the elements and amounts of each executive’s 2009 compensation, the Committee took into consideration, as one of the relevant factors, the value of these perquisites to our executives. Tally sheets are used as a reference to ensure that Committee members understand the total compensation provided to executives each year and over a multi-year period, including the amount of each executive’s supplemental life insurance benefits and automobile allowance.

Pension and Retirement

Consistent with our historical executive compensation program, each executive officer participates in our non-qualified pension restoration plan and some executives will also receive benefits under our frozen qualified defined benefit pension plan. These pension benefits are designed to attract and retain key talent by providing our executives with a competitive retirement income program to supplement savings through our 401(k) plan. We sponsor a defined benefit pension plan (Defined Benefit Plan) qualified under Section 401 of the Code. We have also established an unfunded, non-qualified pension restoration plan, which initially became effective on January 1, 1994 (Restoration Pension Plan). The Defined Benefit Plan was frozen as of December 31, 1998 (at which time the benefits available under our 401(k) plan were enhanced), and no further benefits will accrue under that plan. In addition, the Code places certain limitations on the amount of pension benefits that may be paid under qualified plans and on the amount of compensation considered in determining the pension benefit amount. Any benefits payable to participants in excess of amounts permitted under the Code and any benefit accrued after December 31, 1998 will be paid under the Restoration Pension Plan.

The annual pension benefit under the Restoration Pension Plan and the frozen Defined Benefit Plan, taken together, are largely computed by multiplying the number of years of employment by a percentage of the participant’s final average earnings (earnings during the highest five consecutive years within the last ten years of employment). Participation in the Restoration Pension Plan is limited to those employees of Harte-Hanks who are designated by the Board as eligible and currently includes only corporate officers. All benefits payable under the Restoration Pension Plan are to be paid from our general assets, but we are not required to set aside any funds to discharge our obligations under the Restoration Pension Plan. Further details about our pension plans are shown in the “Pension Benefits” section below.

In establishing the elements and amounts of each executive’s 2009 compensation, tally sheets were used as a reference to ensure that Committee members understand the total compensation provided to executives each year and over a multi-year period, including potential future pension payments to each executive. The Committee considered these future payments in determining whether the overall executive compensation program remains competitive to attract and retain key executives, although the Committee did not use pre-established formulas or rigidly set other compensation amounts or elements based solely upon future pension payments. There were no changes to the benefits provided to our named executive officers under our pension plans from 2008 to 2009.

Severance Agreements

We have entered into standard form severance agreements with each of our named executive officers and other corporate officers. These severance agreements are generally designed to attract and retain key talent by providing certain compensation in the event of a change of control. The severance agreement for one of our named executive officers also provides severance benefits in designated non-change of control scenarios because of his position at the time of entering into the agreement and the then-current form of agreement for other similarly situated executives. We have similar change of control severance agreements with Messrs. Franklin (initially entered in 2009), Shepard (initially entered in 2007), Skidmore (initially entered in 2000) and Pechersky (initially entered in 2007). Mr. Pechersky resigned effective January 2010, which did not result in any benefits under his severance agreement. We also have a severance agreement with Mr. Gorman (initially entered in 2000) that provides similar severance benefits in certain non-change of control and change of control scenarios.

The payout levels and triggering events in the severance agreements were initially structured a number of years ago based on the Committee’s review of publicly available market data regarding severance agreements.

In June 2008, we entered into amended and restated versions of certain existing compensatory plans and agreements, including severance agreements with our named executive officers, to address the requirements of Section 409A. These severance agreements were amended by (1) clarifying that amounts earned and vested by December 31, 2004 are “grandfathered” and subject to only pre-Section 409A rules, (2) clarifying that payments will be made only if the executive’s termination of employment is a “separation from service” under Section 409A, (3) modifying certain circumstances under which the executive may voluntarily terminate employment to require a material negative change in the employment relationship, notice from the executive, and an opportunity for the company to cure, (4) clarifying the time and form of payment to the executive and (5) adding a 6-month delay in payment of deferred compensation otherwise payable to any “specified employee” upon separation from service. Contemporaneously with these Section 409A amendments, we made certain other amendments to these severance agreements to clarify that the accelerated vesting of company equity awards upon a change of control and, for Mr. Gorman, upon the non-change of control triggering events in his agreement, would apply to all types of equity-based awards rather than only to stock options. This change was intended to reflect that, beginning in 2006, we have at times made equity grants to our executives in the form of restricted stock and performance restricted stock units, in addition to stock options.

Additional information regarding these agreements is set forth below under, “Potential Payments Upon Termination or Change of Control.” In establishing the elements and amounts of each executive’s 2009 compensation, tally sheets were used as a reference to ensure that Committee members understand the total compensation provided to executives each year and over a multi-year period, including potential change of control and other termination payments to each executive. The Committee considered these potential future payments in determining whether the overall executive compensation program remains competitive to attract and retain key executives, although the Committee did not use pre-established formulas or rigidly set the other compensation amounts or elements of our executives based solely on potential future change of control or other termination payments.

Discretionary Bonuses and Equity Awards

We pay sign-on and other bonuses and grant new-hire equity awards when necessary or appropriate to attract top executive talent from other companies. Executives we recruit may have a significant amount of unrealized value in the form of unvested equity and other forgone compensation opportunities. Sign-on bonuses and special equity awards are an effective means of offsetting the compensation opportunities executives lose when they leave a former company to join Harte-Hanks. For example, in 2007, in connection with our hiring of Mr. Shepard, he received the following initial equity awards in December 2007: (1) options to purchase 50,000 shares of Harte-Hanks common stock, and (2) 7,500 shares of restricted common stock. Mr. Shepard also received on his start date a one-time payment of $150,000 in cash and a grant of restricted stock equal to $75,000, based on the closing market price of Harte-Hanks common stock on his start date.

We may also grant discretionary cash and equity awards from time to time when appropriate to retain key executives, to recognize expanded roles and responsibilities or for other reasons deemed appropriate by the Committee in its business judgment. Discretionary equity awards have typically taken the form of stock options. For example, Mr. Skidmore received option awards in July 2007 in connection with his promotion and expanded responsibilities.

Internal Pay Equity

While comparisons to compensation levels at companies in our peer group are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable to achieve our compensation objectives. Our compensation philosophy is consistent for all of our executive officer positions and, although the amounts vary, the elements of our executive compensation program are also consistent for our executives. In setting the various amounts and elements of 2009 compensation for our named executive officers, the Committee viewed each named executive officer’s compensation amounts and elements against those of the other named executive officers, except for Mr. Franklin. The Committee did not establish any rigid formulas or ratios. Rather, the Committee’s ultimate compensation determinations were influenced by a number of factors, including internal pay equity, that were taken into consideration together in the Committee’s business judgment, as discussed above. We believe the total 2009 compensation we paid to each of our named executive officers was appropriate in relation to the other named executive officers, except for Mr. Franklin for the reasons as set forth under the section, “Additional Analysis of Executive Compensation Elements.” Mr. Skidmore’s 2009 salary was higher than the salaries for Messrs. Gorman, Shepard and Pechersky due to Mr. Skidmore’s August 2007 promotion and broad responsibilities for our global Direct Marketing business, including Direct Marketing business development efforts and ongoing efforts to streamline and restructure our numerous Direct Marketing units from an operations and management standpoint.

Stock Ownership Guidelines

The Committee believes that stock ownership requirements encourage officers to maintain a significant financial stake in our company, thus reinforcing the alignment of their interests with those of our stockholders. Consistent with this philosophy, in 2005, the Committee recommended, and the Board approved, the adoption of stock ownership guidelines that require all officers to acquire and hold significant levels of our common stock. As a result of the ongoing economic uncertainty in the United States and other global economies and its adverse impact on overall business conditions and financial markets, the Committee has decided to issue a moratorium for this program and anticipates re-assessing the moratorium in the future to consider whether it remains appropriate. Under the guidelines, an individual is allowed up to the later of (a) seven years from commencement of employment or promotion or (b) five years from adoption of the guidelines, to reach the minimum required level of common stock ownership. In the event that an officer moves to a level with a different minimum equity ownership level, the officer will have 24 months to achieve the higher level of ownership (but in no event less time than would be provided for in the immediately preceding sentence). The requirements are as follows:

Management Level	Multiple of Base Annual Salary
Chief Executive Officer	Four Times
President	Three and One-Half Times
Chief Operating Officer	Three and One-Third Times
Executive Vice President	Two and Two-Thirds Times
Senior Vice President	Two Times
Vice President	One Times

The recent stock ownership of our executive officers is reflected in the section above entitled “Security Ownership of Management and Principal Stockholders.” At times depending on our stock price, certain of our named executive officers have been in compliance with our stock ownership guidelines and Mr. Franklin, our CEO, beneficially owns approximately 9.6% of our outstanding common stock at March 1, 2010. For purposes of measuring compliance with these stock ownership guidelines, the following are deemed to be owned by an executive officer: (1) restricted stock that is still subject to a restricted period and (2) common stock owned by the officer or any member of the officer’s immediate family. Neither options nor performance restricted stock units are included in the compliance calculation. If an officer has not previously met the minimum equity ownership level and exercises stock options or restricted stock awarded to such officer vests, then the officer must retain fifty percent (50%) of the “net shares” related to the exercise or vesting. “Net shares” means the number of shares remaining after the sale of shares to cover the exercise price of options and the sale of shares sufficient to pay taxes related to the exercise of options or vesting of restricted stock.

The ownership guidelines, and compliance by officers with the guidelines, are reviewed annually by the Committee. Any remedial action for failure to comply with the stock ownership guidelines is to be determined by the Committee on a case-by-case basis. Because the initial compliance period has not yet run, no officer has failed to comply with these guidelines. For reasons previously stated, the Committee issued a moratorium for the stock ownership guidelines and anticipates re-assessing the moratorium in the future to consider whether it remains appropriate.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code prevents us from taking a tax deduction for non-performance-based compensation in excess of $1 million in any fiscal year paid to certain senior executive officers. In designing our executive compensation program, we consider the effect of Section 162(m) together with other factors relevant to our business needs. We seek to design our annual cash incentive and long-term performance unit awards and stock option awards to be tax-deductible to Harte-Hanks, so long as preserving the tax deduction does not inhibit our ability to achieve our executive compensation objectives. The Committee does have discretion to design and use compensation elements that are not deductible under Section 162(m) if the Committee believes that paying non-deductible compensation is appropriate to achieve our executive compensation objectives.

Review of and Conclusion Regarding All Components of Executive Compensation

The Compensation Committee has reviewed all components of the named executive officers’ 2009 compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and the cost to the company of all perquisites and other personal benefits and any lump-sum payments that may be payable under their respective severance agreements due to termination of their employment or a change in control of the company. Based upon the Compensation Committee’s review, the Committee believes the compensation for our executive officers is competitive and that our compensation practices have enabled Harte-Hanks to attract and retain key executive talent. The Committee also finds the named executive officers’ total compensation to be fair, reasonable and consistent with the Committee’s and the company’s executive compensation philosophy.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this proxy statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Judy C. Odom, Chair
William F. Farley
William K. Gayden
Karen A. Puckett *

*Ms. Puckett joined the Board and the Compensation Committee in January 2009.

Equity Compensation Plan Information at Year-End 2009

The following table provides information as of the end of 2009 regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our 2005 Plan and our 1994 Employee Stock Purchase Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	7,053,099 (outstanding options and performance stock units)	$16.63 (outstanding options) (1)	7,090,356(2)

Equity compensation plans not approved by security holders	—	—	—

Total	7,053,099 (outstanding options and performance stock units)	$16.63 (outstanding options) (1)	7,090,356(2)

(1)	The weighted-average exercise price does not take into account any shares issuable upon vesting of outstanding restricted common stock or performance restricted stock units, which have no exercise price.

(2)	Includes 5,234,705 shares under the 2005 Plan and 1,855,651 shares under our Employee Stock Purchase Plan. Our Employee Stock Purchase Plan was terminated effective March 31, 2009. Shares available for issuance under the 2005 Plan may be issued pursuant to stock options, restricted common stock, performance restricted stock units, common stock, stock appreciation rights or other awards that may be established pursuant to the 2005 Plan.

Important Note Regarding Compensation Tables

The following compensation tables in this proxy statement have been prepared pursuant to SEC rules. Although some amounts (e.g., salary and non-equity incentive plan compensation) represent actual dollars paid to an executive, other amounts are estimates based on certain assumptions about future circumstances (e.g., payments upon termination of an executive’s employment) or they may represent dollar amounts recognized for financial statement reporting purposes in accordance with SFAS 123R, but do not represent actual dollars received by the executive (e.g., dollar values of stock awards and option awards). The footnotes and other explanations to the Summary Compensation table and the other tables herein contain important estimates, assumptions and other information regarding the amounts set forth in the tables and should be considered together with the quantitative information in the tables.

Summary Compensation Table

The following table sets forth information regarding compensation earned for 2009, 2008 and 2007 by our named executive officers: (1) Larry Franklin – Chairman, President and CEO as of the end of 2009, (2) Pete Gorman—our Executive Vice President and President, Shoppers, and one of the next three most highly compensated executive officers for 2009 other than our CEO and CFO, (3) Doug Shepard—our Executive Vice President and Chief Financial Officer (“CFO”) as of the end of 2009, (4) Gary Skidmore—our Executive Vice President and President, Direct Marketing, and one of the next three most highly compensated executive officers for 2008 other than our CEO and CFO; and (5) Bryan Pechersky—our former Senior Vice President, General Counsel and Secretary and one of the next three most highly compensated executive officers for 2009 other than our CEO and CFO. Mr. Franklin, our current Chairman, President and CEO, was a non-employee director throughout 2008 and did not become President and CEO until January 1, 2009. Mr. Pechersky resigned effective January 2010.

Name and Principal Position (a)	Year (b)	Salary ($) (c )	Bonus ($) (d)	Stock Awards ($) (1) (e)	Option Awards ($) (1) (f)	Non-Equity Incentive Plan Compensation ($)(2) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3) (h)	All Other Compensation ($) (4) (i)	Total ($) (j)
Larry Franklin (5) Chairman, President and CEO	2009	$300,000(6)	—	—	$448,110	$60,000(7)	$43,909	$15,900	$867,919
	2008	— (8)	—	—	—	—	—	—	—
	2007	— (8)	—	—	—	—	—	—	—

Pete Gorman Executive Vice President and President, Shoppers	2009	$354,600	—	—	$171,776	$42,552	$171,976	$31,909	$772,812
	2008	$394,000	—	$123,520	$183,767	—	$149,583	$32,746	$883,616
	2007	$384,908	—	$134,823	$123,396	—	$175,189	$30,430	$848,746

Doug Shepard (9) Executive Vice President and CFO	2009	$315,000	—	—	$134,433	$78,750	$13,077	$24,269	$565,529
	2008	$344,167	—	$37,450	$61,256	—	$18,149	$15,770	$476,792
	2007	$1,346	$150,000(10)	$204,746	$266,660	—	—	$—	$622,752

Gary Skidmore Executive Vice President and President, Direct Marketing	2009	$486,000	—	—	$171,776	$32,076	$128,209	$26,820	$844,880
	2008	$531,000	—	$134,141	$183,767	—	$118,047	$28,099	$995,054
	2007	$426,962	—	$232,662	$823,821	$28,350	$93,701	$23,832	$1,629,328

Bryan Pechersky (11) Senior Vice President, General Counsel and Secretary	2009	$270,000	—	—	$74,685	$57,375	$9,079	$24,823	$435,962
	2008	$295,000	—	$77,200	$102,093	—	$8,570	$23,746	$506,609
	2007	$205,833	$45,000(12)	$276,250	$188,318	—	—	$32,328	$747,729

(1)	The amounts in columns (e) and (f) reflect the full grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see note J of our audited financial statements for the fiscal year ended December 31, 2009 included in our Form 10-K. For performance based stock units where the payout levels range from 0% to a maximum of 125% of the performance units granted, the fair value was computed based upon the probable outcome of the performance conditions as of the grant date.

(2)	The amounts shown in column (g) are attributable to annual cash bonuses earned in the applicable fiscal year, although these bonuses, if any, are paid early in the following year. Our executive bonus program is discussed further under the section “Annual Incentive Compensation” included above in the CD&A.

(3)	The amounts in column (h) reflect an estimate of the actuarial increase in the present value of the named executive officer’s benefits under the Defined Benefit Plan and Restoration Pension Plan, determined using interest rate and mortality rate assumptions consistent with those used in our audited financial statements and described in note H of our audited financial statements for the fiscal year ended December 31, 2009 included in our Form 10-K. There can be no assurance that the amounts shown will ever be realized by the named executive officers.

(4)	The amounts in column (i) are more fully described in the All Other Compensation table included below.

(5)	During 2009, 2008 and 2007 Mr. Franklin also received pension payments and deferred compensation payments arising out of pre-existing compensation arrangements based on his former service as an executive officer of Harte-Hanks. Pension payments totaled $478,146 per year for 2009, 2008 and 2007. Deferred compensation payments totaled $848,666, $997,583 and $1,169,774 for 2009, 2008 and 2007, respectively. Mr. Franklin contributed 100% of his 2009 salary to our deferred compensation plan.

(6)	Mr. Franklin elected to defer 100% of his salary earned in 2009, under the Harte-Hanks deferred compensation plan.

(7)	Mr. Franklin elected to receive 100% of his bonus earned in 2009 in the form of restricted stock. These restricted shares were granted in 2010, based on the closing market price of our common stock on the grant date. The shares vest 100% on the third anniversary of their date of grant.

(8)	During 2008 and 2007 Mr. Franklin served as a non-employee Chairman of the Board of Directors and received $200,833 and $250,000, respectively, in fees.

(9)	Mr. Shepard joined Harte-Hanks in December 2007.

(10)	Represents a one-time payment of $150,000 in cash to Mr. Shepard on his start date in December 2007.

(11)	Mr. Pechersky joined Harte-Hanks in March 2007 and resigned effective January 2010.

(12)	Represents a one-time payment of $45,000 in cash to Mr. Pechersky related to a relocation bonus in 2007.

All Other Compensation

Name	Year	Insurance Premiums (1)	Auto Allowance	Company Contrib. to 401(k) Plans (2)	Dividends on Restricted Stock (3)	Relocation Expenses (4)	Total
Larry Franklin	2009	-	$15,900	-	-	-	$15,900
	2008	-	-	-	-	-	-
	2007	-	-	-	-	-	-

Doug Shepard	2009	$519	$11,700	$9,800	$2,250	-	$24,269
	2008	$519	$11,700	-	$3,551	-	$15,770
	2007	-	-	-	-	-	-

Pete Gorman	2009	$8,382	$11,700	$9,800	$2,027	-	$31,909
	2008	$8,041	$11,700	$9,200	$3,805	-	$32,746
	2007	$7,299	$11,700	$9,000	$2,431	-	$30,430

Gary Skidmore	2009	$2,489	$11,700	$9,800	$2,831	-	$26,820
	2008	$3,134	$11,700	$9,200	$4,065	-	$28,099
	2007	$645	$11,700	$9,000	$2,487	-	$23,832

Bryan Pechersky	2009	$323	$11,700	$9,800	$3,000	-	$24,823
	2008	$323	$11,700	$8,723	$3,000	-	$23,746
	2007	$323	$9,440	-	$1,575	$20,990	$32,328

(1)	Reflects premiums paid annually by Harte-Hanks for life insurance policies obtained in connection with providing supplemental life insurance benefits to each of the named executive officers. These life insurance benefits are discussed further under the section “Perquisites” included above in the CD&A.

(2)	Reflects matching contributions made by Harte-Hanks on behalf of each of the named executive officers under our 401(k) plan.

(3)	Reflects dividends paid by Harte-Hanks during the year on shares of restricted stock held by each of the named executive officers.

(4)	Amounts for Mr. Pechersky reflect transition and relocation payments and reimbursements in connection with joining Harte-Hanks in March 2007.

Grants of Plan Based Awards

The following table sets forth information regarding grants of equity-based awards during 2009 to our named executive officers. All of the equity awards described below were granted pursuant to our 2005 Plan. Vesting of equity awards is accelerated upon the occurrence of certain events. See “Potential Payments Upon Termination or Change of Control” below.

Stock Options — All options in 2009 were granted at exercise prices equal to the market value of our common stock on the grant date. Options vest in equal 25% increments on each of the second, third, fourth, and fifth anniversaries of their grant date and expire on the tenth anniversary of their grant date.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1) (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (3) (k)	Grant Date Fair Value of Stock and Option Awards ($)(4) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Larry Franklin
Annual Bonus	1/28/2009	$ 60,000	$ 330,000	$ 600,000	-	-	-	-	-	-	-
Stock Options	2/5/2009	-	-	-	-	-	-	-	300,000	$ 6.04	$ 448,110
Pete Gorman
Annual Bonus	1/28/2009	$ 35,460	$ 195,030	$ 354,600	-	-	-	-	-	-	-
Stock Options	2/5/2009	-	-	-	-	-	-	-	115,000	$ 6.04	$ 171,776
Doug Shepard
Annual Bonus	1/28/2009	$ 31,500	$ 173,250	$ 315,000	-	-	-	-	-	-	-
Stock Options	2/5/2009	-	-	-	-	-	-	-	90,000	$ 6.04	$ 134,433
Gary Skidmore
Annual Bonus	1/28/2009	$ 48,600	$ 267,300	$ 486,000	-	-	-	-	-	-	-
Stock Options	2/5/2009	-	-	-	-	-	-	-	115,000	$ 6.04	$ 171,776
Bryan Pechersky
Annual Bonus	1/28/2009	$ 22,950	$ 126,225	$ 229,500	-	-	-	-	-	-	-
Stock Options	2/5/2009	-	-	-	-	-	-	-	50,000	$ 6.04	$ 74,685

(1)	Other than the amounts reported in the Summary Compensation table above, there were no non-equity incentive plan awards granted or outstanding in 2009.

(2)	No performance restricted stock units were granted in 2009.

(3)	The amount shown in column (k) is based upon the closing market price of our common stock on the grant date, as reported on the NYSE.

(4)	The amounts shown in column (l) represent the full grant date fair value of the options and awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see note J of our audited financial statements for the fiscal year ended December 31, 2009 included in our Form 10-K.

Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding equity awards held at the end of 2009 by our named executive officers. Some of these equity awards were issued pursuant to the 2005 Plan and older option awards were issued pursuant to the 1991 Stock Option Plan (1991 Plan).

2005 Plan — In May 2005, we adopted the 2005 Plan, a stockholder approved plan, pursuant to which we may issue various equity securities to directors, officers, key employees and consultants. Under the 2005 Plan, we have awarded stock options, restricted stock and performance-based restricted stock units. Please refer to the Grants of Plan Based Awards table above for a description of these types of equity awards under the 2005 Plan.

1991 Plan — The 2005 Plan replaced the 1991 Plan, a stockholder approved plan, pursuant to which we issued stock options to officers and key employees. No additional options will be granted under the 1991 Plan. Under the 1991 Plan, options were granted at exercise prices equal to the market price of the common stock on the grant date (1991 Plan market price options) and at exercise prices below the market price of the common stock (1991 Plan performance options). 1991 Plan market price options become exercisable in 25% increments on the second, third, fourth and fifth anniversaries of their date of grant and expire on the tenth anniversary of their date of grant. No 1991 Plan performance options have been granted since January 1999. The 1991 Plan performance options became exercisable in whole or in part after three years, and the extent to which they became exercisable at that time depended upon the extent to which we achieved certain goals established at the time the options were granted. In December 2005, the remaining unvested 1991 Plan performance options were amended to comply with Section 409A of the Code. Under this option amendment, these unvested 1991 Plan performance options became exercisable only on the business day following the vesting date of each option. All remaining 1991 Plan performance options were exercised in January 2009.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c )		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)(2) (j)
Larry Franklin	150,000	-		-	$14.67	1/9/2011	-		-	-	-
	75,000	-		-	$13.38	1/6/2010	-		-	-	-
	-	300,000	(15)	-	$6.04	2/5/2019	-		-	-	-
Pete Gorman	45,000	-		-	$14.67	1/9/2011	2,755	(3)	$29,699	-	-
	75,000	-		-	$18.22	1/8/2012	4,000	(6)	$43,120	-	-
	30,000	-		-	$19.85	9/3/2012	-		-	-	-
	50,000	-		-	$22.03	2/2/2014	-		-	-	-
	37,500	12,500	(9)	-	$25.63	1/27/2015	-		-	-	-
	18,750	6,250	(8)	-	$26.31	9/21/2015	-		-	-	-
	12,500	12,500	(10)	-	$25.80	1/25/2016	-		-	-	-
	4,375	13,125	(11)	-	$26.07	2/5/2017	-		-	-	-
	-	45,000	(14)	-	$15.90	2/5/2018	-		-	-	-
	-	115,000	(15)	-	$6.04	2/5/2019	-		-	-	-
Doug Shepard	12,500	37,500	(7)	-	$17.30	12/31/2017	7,500	(4)	$80,850	-	-
	-	15,000	(14)	-	$15.90	2/5/2018	-		-	-	-
	-	90,000	(15)	-	$6.04	2/5/2019	-		-	-	-
Gary Skidmore	22,500	-		-	$15.75	5/22/2010	4,768	(3)	$51,399	-	-
	75,000	-		-	$16.75	8/31/2010	4,668	(6)	$50,321	-	-
	75,000	-		-	$18.22	1/8/2012	-		-	-	-
	40,000	-		-	$19.85	9/3/2012	-		-	-	-
	20,000	-		-	$22.03	2/2/2014	-		-	-	-
	20,000	-		-	$24.42	4/23/2014	-		-	-	-
	22,500	7,500	(9)	-	$25.63	1/27/2015	-		-	-	-
	7,500	7,500	(10)	-	$25.80	1/25/2016	-		-	-	-
	7,500	22,500	(11)	-	$26.07	2/5/2017	-		-	-	-
	18,750	56,250	(12)	-	$23.55	7/31/2017	-		-	-	-
	-	45,000	(14)	-	$15.90	2/5/2018	-		-	-	-
	-	115,000	(15)	-	$6.04	2/5/2019	-		-	-	-
Bryan Pechersky	6,250	18,750	(13)	-	$27.85	3/12/2017	7,500	(5)	$80,850	-	-
	-	25,000	(14)	-	$15.90	2/5/2018	2,500	(6)	$26,950	-	-
	-	50,000	(15)	-	$6.04	2/5/2019	-		-	-	-

(1)	Based upon the closing market price of our common stock as of December 31, 2009 ($10.78), as reported on the NYSE.
(2)	In 2008 and in 2007, our Compensation Committee awarded our executives performance-based restricted stock units which are payable, if earned, in shares of common stock. The payout levels range from 0% to a maximum of 125% of the performance units granted. At the time of grant, it was expected that the probable outcome of the performance conditions would lead to a payout level of 100%. As of December 31, 2009, however, none of the performance goals associated with any of the performance stock units are expected to be achieved, which would result in no units vesting for any of our executives.
(3)	Restricted stock vests on February 5, 2010.
(4)	Restricted stock vests on December 31, 2010.
(5)	Restricted stock vests on March 12, 2010.
(6)	Restricted stock vests on February 5, 2011.
(7)	These options vest annually in equal installments of 12,500 between December 31, 2010 and December 31, 2012.
(8)	These options vest on September 21, 2010.
(9)	These options vest on January 27, 2010.
(10)	These options vest annually in equal installments (6,250 for Gorman and 3,750 for Skidmore) between January 25, 2010 and January 25, 2011.
(11)	These options vest annually in equal installments (4,375 for Gorman and 7,500 for Skidmore) between February 5, 2010 and February 5, 2012.
(12)	These options vest annually in equal installments of 18,750 between July 31, 2010 and July 31, 2012.
(13)	These options vest annually in equal installments of 6,250 between March 12, 2010 and March 12, 2012.
(14)	These options vest annually in equal installments (11,250 for Gorman, 3,750 for Shepard, 11,250 for Skidmore, and 6,250 for Pechersky) between February 5, 2010 and February 5, 2013.
(15)	These options vest annually in equal installments (75,000 for Franklin, 22,500 for Shepard, 28,750 for Gorman and Skidmore, and 12,500 for Pechersky) between February 5, 2011 and February 5, 2014.

Option Exercises and Stock Vested

The following table sets forth information for our named executive officers regarding option exercises and equity vestings during 2009.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c ) (1)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e) (2)
Larry Franklin	3,000	$18,170	-	-
Pete Gorman	-	-	5,928	$3,808
Doug Shepard	-	-	-	-
Gary Skidmore	-	-	4,115	$30,410
Bryan Pechersky	-	-	-	-

(1)	Calculated as the aggregate market value of the shares underlying the exercised options on the date of exercise minus the aggregate exercise price.

(2)	Calculated as the aggregate market value of the vested shares based on the closing price of our common stock on the vesting date (January 25, 2009).

Pension Benefits

The table below under this heading sets forth information regarding estimated payments or other benefits payable at, following or in connection with retirement to which our named executive officers are entitled under our Defined Benefit Plan and Restoration Pension Plan.

Defined Benefit Plan

The purpose of this plan is to provide participants with benefits when they separate from employment through termination, retirement, death or disability. The plan was frozen to participation and benefit accruals as of December 31, 1998. All participants are 100% vested as of December 31, 1998. Death benefits are provided to beneficiaries on behalf of participants as specified in the plan. The plan provides benefits based on a formula that takes into account the executive’s earnings for each fiscal year. For purposes of the calculation of the monthly amount payable starting after retirement under the Defined Benefit Plan, the following definitions apply:

“Average Monthly Compensation” means the monthly average of the five consecutive years’ compensation out of the last ten complete years on December 31, 1998 that gives the highest average; such compensation includes W-2 compensation (subject to certain exclusions) plus any compensation deferred under a Section 125 or Section 401(k) plan. Compensation is limited by the pay limit in Section 401(a)(17) of the Code.

“Normal Retirement Date” means the date upon which a participant reaches age 65.

“Covered Compensation” means a 35-year average of the Maximum Taxable Wages (MTW) under social security. The MTW is the annual limit on wages subject to the FICA tax for social security. The 35-year period ends with the year the employee reaches eligibility for an unreduced social security benefit (age 65, 66, or 67 depending on the year the employee was born). For years after the year of termination and prior to the end of the 35-year period, the MTW from the years of termination is used.

The monthly amount (Monthly Accrued Benefit) shall be equal to the sum of A and B multiplied by C where A, B and C are defined below:

A	= 1.0 percent of the Average Monthly Compensation at December 31, 1998 multiplied by the projected number of years of credited service at the Normal Retirement Date.

B	= 0.65 percent of the Average Monthly Compensation at December 31, 1998 in excess of 1/12 of Covered Compensation at December 31, 1998 multiplied by the number of years of projected credited service at the Normal Retirement Date up to 35 years.

C	= Ratio of credited service at December 31, 1998 to projected credited service at the Normal Retirement Date.

Participants are eligible for early retirement upon attainment of age 55 and five years of vesting service. The monthly amount payable upon early retirement is equal to the monthly accrued benefit at December 31, 1998 multiplied by certain plan and Internal Revenue Service-prescribed early retirement factors.

Restoration Pension Plan

The purpose of this unfunded, non-qualified pension plan is to provide employees with the benefits they would receive if the Defined Benefit Plan was not subject to the benefit and compensation limits imposed by Section 415 and Section 401(a)(17) of the Code and had benefit accruals under the Defined Benefit Plan not been frozen at December 31, 1998. Selected employees designated as participants by the Board of Directors are eligible to participate under the plan. Participants currently include only corporate officers. An officer of Harte-Hanks with the title of a Senior Vice President or a higher position is 100% vested on January 1, 1996. An officer with a title below Senior Vice President will be vested at the earlier of age 55 or 20 years of credited service. Benefits accrued and vested after December 31, 2004 are subject to non-qualified deferred compensation rules under Section 409A of the Code. The plan provides benefits based on a formula that takes into account the executive’s earnings for each fiscal year. For purposes of the calculation of the monthly amount payable starting after retirement under the Restoration Pension Plan, the following definitions apply:

“Average Monthly Compensation” means the monthly average of the five consecutive years’ compensation out of the last ten complete years that gives the highest average. For purposes of determining the gross benefit under the Restoration Pension Plan, compensation includes W-2 compensation (subject to certain exclusions) plus any compensation deferred under a Section 125 or Section 401(k) plan, but only recognizes up to 100% of the target bonus amount for years prior to 2001 and up to 50% of the target bonus amount for years after 2000. The compensation for the gross Restoration Pension Plan benefit is not limited by the Code Section 401(a)(17) pay limit.

“Normal Retirement Date” means the date upon which a participant reaches age 65.

“Covered Compensation” has the same meaning as previously defined under the Defined Benefit Plan.

The monthly amount is the lesser of the sum of A and B multiplied by C and D as defined below over the Monthly Accrued Benefit under the Defined Benefit Plan (as described above):

A	= 1.0 percent of the Average Monthly Compensation at the date of termination multiplied by the projected number of years of credited service at the Normal Retirement Date.

B	= 0.65 percent of the Average Monthly Compensation at the date of termination in excess of 1/12 of Covered Compensation at the date of termination multiplied by the number of years of projected credited service at the Normal Retirement Date up to 35 years.

C	= Ratio of credited service at the date of termination to projected credited service at the Normal Retirement Date.

D	= 50 percent of Average Monthly Compensation at the date of termination.

Participants are eligible for early retirement upon attainment of age 55 and becoming 100% vested. The monthly amount payable upon early retirement is equal to the monthly accrued benefit at the date of termination multiplied by an early retirement factor as multiplied by certain plan and Internal Revenue Service-prescribed early retirement factors.

We do not have a policy for granting extra years of credited service.

The amounts reported in the table below equal the present value of the accumulated benefit at December 31, 2009 for our named executive officers under each plan based upon the assumptions described in note (1).

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c )	Present Value of Accumulated Benefit ($) (1) (d)	Payments During Last Fiscal Year ($) (e)

Larry Franklin (2)	Defined Benefit Plan	1.00	-	$ 195,278
	Restoration Benefit Plan	1. 00	$ 43,909	$ 282,868

Pete Gorman (3)	Defined Benefit Plan	28.50	$ 324,249	-
	Restoration Benefit Plan	28.50	$ 1,465,850	-

Doug Shepard	Defined Benefit Plan	2.00	-	-
	Restoration Benefit Plan	2.00	$ 31,226	-

Gary Skidmore (4)	Defined Benefit Plan	15.25	-	-
	Restoration Benefit Plan	15.25	$ 659,451	-

Bryan Pechersky	Defined Benefit Plan	2.80	-	-
	Restoration Benefit Plan	2.80	$ 23,153	-

(1)	The accumulated benefit is based on service and earnings, as described above, considered by the plans for the period through December 31, 2009. The present value has been calculated using a discount rate of 6.20% and assuming the named executive officers will live and retire at the normal retirement age of 65 years. For purposes of calculating the actuarial present value, no pre-retirement decrements are factored into the calculations. The mortality assumption is based on the 1994 Group Annuity Mortality Tables for males and females.

(2)	Credited service is from rehire date of January 1, 2009.

(3)	Participant is eligible for early retirement. The single sum values of the early retirement benefits from the Defined Benefit Plan and the Restoration Pension Plan are $348,930 and $1,572,314, respectively.

(4)	Participant is eligible for early retirement. The single sum value of the early retirement benefit from the Restoration Pension Plan is $735,985.

Nonqualified Deferred Compensation

None of our named executive officers receive nonqualified deferred compensation as defined under SEC rules. In January 2009, the Compensation Committee designated all corporate officers as eligible to participate in our existing non-qualified deferred compensation plan, which is filed as Exhibit 10.3 to our Form 8-K, dated June 27, 2008. During 2009, our Chairman, Mr. Franklin, who was a non-employee director during 2008 and became our President and CEO on January 1, 2009, received deferred compensation payments arising out of pre-existing compensation arrangements based on his former service as an executive officer of Harte-Hanks.

Potential Payments Upon Termination or Change of Control

Payments Pursuant to Severance Agreements

The following descriptions of our executive severance and transition agreements do not include all terms contained in the actual agreements. Please refer to the full text of the agreements for the complete terms and provisions, copies of which are filed as exhibits to our public filings with the SEC and which are incorporated herein by reference. Refer to our 2009 Form 10-K exhibit list for the location of each of these agreements.

Gorman

In December 2000, we entered into a severance agreement with Pete Gorman. In June 2008, we amended Mr. Gorman’s agreement to address the requirements of Section 409A and make other changes, as described above in the CD&A. Pursuant to Mr. Gorman’s agreement, if (i) Harte-Hanks terminates Mr. Gorman’s employment without “justification,” (ii) Mr. Gorman terminates his employment for good reason due to specified adverse actions taken by Harte-Hanks, (iii) Harte-Hanks terminates Mr. Gorman’s employment after a change in control of Harte-Hanks, other than for “cause,” death or disability, or (iv) Mr. Gorman terminates his employment after a change in control of Harte-Hanks and after specified adverse actions are taken by Harte-Hanks or he elects to terminate his employment for any reason during the thirty-day period following the first anniversary of a change in control of Harte-Hanks, then in any of such events Mr. Gorman will be entitled to:

•

severance compensation in a lump sum cash amount equal to 200% of the sum of (A) his annual base salary in effect just prior to the change in control or termination date, whichever is larger, plus (B) the average of the bonus or incentive compensation for the two fiscal years preceding the year in which the change in control or the termination date occurred, whichever is larger,

•	a cash payment sufficient to cover health insurance premiums for a period of 18 months,

•

accelerated vesting of all unvested options, restricted stock, performance units and any other equity-based awards previously granted to Mr. Gorman (in the event of a change in control, Mr. Gorman’s equity awards vest upon the change in control without regard to termination of his employment), and

•

if applicable, a tax gross-up for “excess parachute payments” within the meaning of Section 280G of the Code if the total amounts due to the executive would have to be reduced by more than ten percent to avoid the excess parachute payment.

As used in the severance agreement, “cause” means that the Board determines in good faith that Mr. Gorman committed an intentional material act of fraud or embezzlement, material damage to Harte-Hanks’ property or intentional wrongful disclosure of Harte-Hanks’ material secret processes or confidential information. “Change in control” means: (i) Harte-Hanks is merged, consolidated or reorganized or sells substantially all of its assets and after such transaction less than 60% of the combined voting power of the surviving corporation is received in exchange for voting securities of Harte-Hanks, (ii) any person has become a beneficial owner of securities of Harte-Hanks, which when added to any securities already owned by such person would represent in the aggregate 30% or more of the combined voting power of the then outstanding securities of Harte-Hanks, or (iii) such other events that cause a change in control of Harte-Hanks as determined by our Board of Directors. “Justification” means the Board determines in good faith that Mr. Gorman shall have (i) committed an act of fraud, dishonesty, gross misconduct or other unethical practices, or (ii) materially failed to perform his duties to the satisfaction of the CEO of the company, which failure has not been cured within 60 days after receipt of written notice from the CEO.

Other Named Executive Officers – Franklin, Shepard, Skidmore and Pechersky

We have also entered into severance agreements with each of our other named executive officers. We entered into a change in control severance agreement with Mr. Franklin in February 2009, with Mr. Shepard in December 2007, with Mr. Skidmore in December 2000 and with Mr. Pechersky in March 2007. In June 2008, we amended these agreements to address the requirements of Section 409A and make other changes, as described above in the CD&A. Pursuant to each agreement, if, after a “change in control” of Harte-Hanks, the executive (i) is terminated other than for “cause” (as defined in the agreement), death or disability, (ii) elects to terminate his employment after specified adverse actions are taken by Harte-Hanks, or (iii) elects to terminate his employment for any reason during the thirty-day period following the first anniversary of a change in control of Harte-Hanks, then the executive will be entitled to:

•

severance compensation in a lump sum cash amount equal to 200% of the sum of (A) the executive’s annual base salary in effect immediately prior to the change in control or termination date, whichever is larger, plus (B) the average of the executive’s bonus or incentive compensation for the two fiscal years preceding the year in which the change in control or the termination date occurred, whichever is larger,

•	a cash payment sufficient to cover health insurance premiums for a period of 18 months,

•

accelerated vesting of all unvested options, restricted stock, performance units and any other equity-based awards previously granted to the executive (the executive’s equity awards vest upon the change in control without regard to termination of the executive’s employment), and

•

if applicable, a tax gross-up for “excess parachute payments” within the meaning of Section 280G of the Code if the total amounts due to the executive would have to be reduced by more than ten percent to avoid the excess parachute payment.

As used in these severance agreements, the terms “cause” and “change in control” have the same meanings as used in Mr. Gorman’s severance agreement.

Payments Made Upon Retirement

For a description of the pension plans in which the named executive officers participate, see the Pension Benefits table above. The tables below provide the estimated pension benefits that would have become payable if the named executive officer had ceased to be employed as of December 31, 2009.

Payments Made Upon Death or Disability

For a discussion of the supplemental life insurance benefits for the named executive officers, see the section above entitled “Perquisites” and the All Other Compensation table above. The tables below provide the amounts the beneficiaries of each named executive officer would have received had such officer died on December  31, 2009.

Potential Termination and Change in Control Benefits Tables

The tables below under this heading illustrate an estimated amount of compensation potentially payable to each named executive officer upon termination of such executive’s employment under various scenarios. Any amount ultimately received will vary based on a variety of factors, including the reason for such executive’s termination of employment, the date of such executive’s termination of employment, and the executive’s age upon termination of employment. The amounts shown assume that such termination was effective as of December 31, 2009, and, therefore, are estimates of the amounts that would have been paid to such executives upon their termination. Actual amounts to be paid can only be determined at the time of such executive’s termination from the company.

LARRY FRANKLIN

Benefit	Voluntary Termination	Early Retirement	No Change in Control		Change in Control
			For Cause Termination	Termination Without Cause or for Good Reason	For Cause Termination	Termination Without Cause or for Good Reason	Death	Disability

Cash Severance	—	—	—	—	—	$600,000	—	—
Unvested Equity (1)
Options	—	—	—	$1,422,000	$1,422,000	$1,422,000	—	—
Restricted Stock	—	—	—	—	—	—	—	—
Performance Stock Units	—	—	—	—	—	—	—	—
Bonus Stock Awards	—	—	—	—	—	—	—	—
Retirement Benefits (2)	$43,909	—	$43,909	$43,909	$43,909	$43,909	$43,909	$43,909
Health and Welfare Benefits (3)	—	—	—	—	—	$17,286	—	—
Disability Income (4)	—	—	—	—	—	—	—	$18,750
Life Insurance
Benefits	—	—	—	—	—	—	—	—
Excise Tax Gross-up	—	—	—	—	—	—	—	—
ESTIMATED TOTAL	$43,909	—	$43,909	$1,465,909	$1,465,909	$2,083,195	$43,909	$62,659

(1)	Values are calculated based on the closing price of our common stock of $10.78 on December 31, 2009. Pursuant to the executive’s previously described severance agreement, all unvested equity-based awards vest upon a change in control (as defined) without regard to termination of the executive’s employment. Mr. Franklin’s agreement also provides that his unvested equity-based awards vest upon his termination prior to a change of control either (a) by Harte-Hanks without justification, or (b) by Mr. Franklin for good reason, as defined in his agreement.

(2)	Except as otherwise noted, reflects the estimated single sum present value of qualified and non-qualified retirement plans accumulated as of December 31, 2009, which Mr. Franklin would be entitled to receive starting upon reaching age 65. Actual payments are made over time, not in a lump sum. Acceleration of vesting occurs in the event of a change of control. However, since Mr. Franklin is 100% vested at the measurement date, no additional benefits will be paid in the event of a change of control. As of December 31, 2009, Mr. Franklin has attained our normal retirement age of 65.

(3)	Reflects the estimated lump-sum payment to be paid by us to Mr. Franklin to permit him to pay 18 months worth of future premiums under our health and welfare benefit plans.

(4)	Reflects the aggregate estimated amount of all future payments to which Mr. Franklin would be entitled to receive under our disability program.

PETE GORMAN

Benefit	Voluntary Termination	Early Retirement		No Change in Control			Change in Control
				For Cause Termination		Termination Without Cause or for Good Reason	For Cause Termination		Termination Without Cause or for Good Reason	Death	Disability

Cash Severance	—	—		—		$709,200	—		$709,200	—	—
Unvested Equity (1)
Options	—	—		—		$545,100	$545,100		$545,100	—	—
Restricted Stock	—	—		—		$70,070	$70,070		$70,070	—	—
Performance Stock Units	—	—		—		$70,070	$70,070		$70,070	—	—
Bonus Stock Awards (2)	$2,749	$2,749		—		$2,749	$2,749		$2,749	$2,749	$2,749
Retirement Benefits (3)	$1,790,099	$1,921,244	(7)	$1,790,099	(8)	$1,790,099	$1,790,099	(8)	$1,790,099	$1,790,099	$1,790,099
Health and Welfare Benefits (4)	—	—		—		$17,286	—		$17,286	—	—
Disability Income (5)	—	—		—		—	—		—	—	$556,899
Life Insurance Benefits (6)	—	—		—		—	—		—	$900,000	—
Excise Tax Gross-up	—	—		—		—	—		—	—	—
ESTIMATED TOTAL	$1,792,848	$1,923,993		$1,709,099		$3,204,574	$2,478,088		$3,204,574	$2,692,848	$2,349,747

(1)	Values are calculated based on the closing price of our common stock of $10.78 on December 31, 2009. Pursuant to the executive’s previously described severance agreement, all unvested equity-based awards vest upon a change in control (as defined) without regard to termination of the executive’s employment. Mr. Gorman’s agreement also provides that his unvested equity-based awards vest upon his termination prior to a change of control either (a) by Harte-Hanks without justification, or (b) by Mr. Gorman for good reason, as defined in his agreement.

(2)	In addition to the accelerated vesting described in note (1) above, unvested bonus stock awards also vest upon termination of employment by (a) death, (b) disability, (c) retirement, or (d) at such other time as determined by the Board of Directors or Compensation Committee. The amounts shown in the Voluntary Termination column assume that the Board of Directors or Compensation Committee determined to accelerate vesting.

(3)	Except as otherwise noted, reflects the estimated single sum present value of qualified and non-qualified retirement plans accumulated as of December 31, 2009, which Mr. Gorman would be entitled to receive starting upon reaching age 65. Actual payments are made over time, not in a lump sum. Acceleration of vesting occurs in the event of a change of control. However, since Mr. Gorman is 100% vested at the measurement date, no additional benefits will be paid in the event of a change of control. As of December 31, 2009, Mr. Gorman had not attained our normal retirement age of 65.

(4)	Reflects the estimated lump-sum payment to be paid by us to Mr. Gorman to permit him to pay 18 months worth of future premiums under our health and welfare benefit plans.

(5)	Reflects the aggregate estimated amount of all future payments to which Mr. Gorman would be entitled to receive under our disability program. Mr. Gorman would be entitled to receive such benefits until age 65.

(6)	Reflects the aggregate amount of 10 annual payments of $90,000 each under Mr. Gorman’s life insurance benefits, payable over the 10 year period following death.

(7)	Reflects the estimated single sum present value of qualified and non-qualified retirement plans which Mr. Gorman would be entitled to receive if the election was made to begin receiving early retirement benefits as of December 31, 2009.

(8)	In the event of a “for cause” termination related to dishonest conduct, the Compensation Committee may deny vested retirement benefits to Mr. Gorman.

DOUG SHEPARD

Benefit	Voluntary Termination	Early Retirement	No Change in Control		Change in Control
			For Cause Termination	Termination Without Cause or for Good Reason	For Cause Termination	Termination Without Cause or for Good Reason	Death	Disability

Cash Severance	—	—	—	—	—	$630,000	—	—
Unvested Equity (1)
Options	—	—	—	—	426,600	$426,600	—	—
Restricted Stock	—	—	—	—	80,850	$80,850	—	—
Performance Stock Units	—	—	—	—	26,950	$26,950	—	—
Bonus Stock Awards	—	—	—	—	—	—	—	—
Retirement Benefits(2)	$31,226	—	$31,226	$31,226	$31,226	$31,226	$31,226	$31,226
Health and Welfare Benefits (3)	—	—	—	—	—	$24,442	—	—
Disability Income (4)	—	—	—	—	—	—	—	$3,503,701
Life Insurance Benefits (5)	—	—	—	—	—	—	$700,000	—
Excise Tax Gross-up	—	—	—	—	—	—	—	—
ESTIMATED TOTAL	$31,226	—	$31,226	$31,226	$565,626	$1,220,068	$731,226	$3,534,927

(1)	Values are calculated based on the closing price of our common stock of $10.78 on December 31, 2009. Pursuant to the executive’s previously described severance agreement, all unvested equity-based awards vest upon a change in control (as defined) without regard to termination of the executive’s employment.

(2)	Reflects the estimated single sum present value of qualified and non-qualified retirement plans accumulated as of December 31, 2009, which Mr. Shepard would be entitled to receive starting upon reaching age 65. Actual payments are made over time, not in a lump sum. Acceleration of vesting occurs in the event of a change of control. However, since Mr. Shepard is 100% vested at the measurement date, no additional benefits will be paid in the event of a change of control. As of December 31, 2009, Mr. Shepard had not attained our normal retirement age of 65.

(3)	Reflects the lump-sum payment to be paid by us to Mr. Shepard to permit him to pay 18 months worth of future premiums under our health and welfare benefit plans.

(4)	Reflects the aggregate estimated amount of all future payments to which Mr. Shepard would be entitled to receive under our disability program. Mr. Shepard would be entitled to receive such benefits until age 65.

(5)	Reflects the aggregate amount of 10 annual payments of $70,000 each under Mr. Shepard’s life insurance benefits, payable over the 10 year period following death.

GARY SKIDMORE

Benefit	Voluntary Termination	Early Retirement	No Change in Control			Change in Control
			For Cause Termination		Termination Without Cause or for Good Reason	For Cause Termination		Termination Without Cause or for Good Reason	Death	Disability

Cash Severance	—	—	—		—	—		$1,000,350	—	—
Unvested Equity (1)
Options	—	—	—		—	$545,100		$545,100	—	—
Restricted Stock	—	—	—		—	$89,474		$89,474	—	—
Performance Stock Units	—	—	—		—	$89,474		$89,474	—	—
Bonus Stock Awards (2)	$12,246	$12,246	—		—	$12,246		$12,246	$12,246	$12,246
Retirement Benefits (3)	$659,451	$735,985	$659,451	(7)	$659,451	$659,451	(7)	$659,451	$659,451	$659,451
Health and Welfare Benefits (4)	—	—	—		—	—		$17,286	—	—
Disability Income (5)	—	—	—		—	—		—	—	$1,637,741
Life Insurance Benefits (6)	—	—	—		—	—		—	$900,000	—
Excise Tax Gross-up	—	—	—		—	—		—	—	—
ESTIMATED TOTAL	$671,697	$748,231	$659,451		$659,451	$1,395,745		$2,413,381	$1,571,697	$2,309,438

(1)	Values are calculated based on the closing price of our common stock of $10.78 on December 31, 2009. Pursuant to the executive’s previously described severance agreement, all unvested equity-based awards vest upon a change in control (as defined) without regard to termination of the executive’s employment.

(2)	In addition to the accelerated vesting described in note (1) above, unvested bonus stock awards also vest upon termination of employment by (a) death, (b) disability, (c) retirement, or (d) at such other time as determined by the Board of Directors or Compensation Committee. The amounts shown in the Voluntary Termination column assume that the Board of Directors or Compensation Committee determined to accelerate vesting.

(3)	Reflects the estimated single sum present value of qualified and non-qualified retirement plans accumulated as of December 31, 2009, which Mr. Skidmore would be entitled to receive starting upon reaching age 65. Actual payments are made over time, not in a lump sum. Acceleration of vesting occurs in the event of a change of control. However, since Mr. Skidmore is 100% vested at the measurement date, no additional benefits will be paid in the event of a change of control. As of December 31, 2009, Mr. Skidmore had not attained our normal retirement age of 65.

(4)	Reflects the lump-sum payment to be paid by us to Mr. Skidmore to permit him to pay 18 months worth of future premiums under our health and welfare benefit plans.

(5)	Reflects the aggregate estimated amount of all future payments to which Mr. Skidmore would be entitled to receive under our disability program. Mr. Skidmore would be entitled to receive such benefits until age 65.

(6)	Reflects the aggregate amount of 10 annual payments of $90,000 each under Mr. Skidmore’s life insurance benefits, payable over the 10 year period following death.

(7)	In the event of a “for cause” termination related to dishonest conduct, the Compensation Committee may deny vested retirement benefits to Mr. Skidmore.

BRYAN PECHERSKY(1)

Benefit	Voluntary Termination	Early Retirement	No Change in Control			Change in Control
			For Cause Termination		Termination Without Cause or for Good Reason	For Cause Termination		Termination Without Cause or for Good Reason	Death	Disability

Cash Severance	—	—	—		—	—		—	—	—
Unvested Equity
Options	—	—	—		—	—		—	—	—
Restricted Stock	—	—	—		—	—		—	—	—
Performance Stock Units	—	—	—		—	—		—	—	—
Bonus Stock Awards	—	—	—		—	—		—	—	—
Retirement Benefits (2)	$23,153	—	$23,153	(6)	$23,153	$23,153	(6)	$23,153	$23,153	$23,153
Health and Welfare Benefits	—	—	—		—	—		—	—	—
Disability Income	—	—	—		—	—		—	—	—
Life Insurance Benefits	—	—	—		—	—		—	—	—
Excise Tax Gross-up	—	—	—		—	—		—	—	—
ESTIMATED TOTAL	$23,153	—	$23,153		$23,153	$421,853		$987,144	$723,153	$3,447,681

(1)	Mr. Pechersky resigned effective January 2010.

(2)	Reflects the estimated single sum present value of qualified and non-qualified retirement plans accumulated as of December 31, 2009, which Mr. Pechersky would be entitled to receive starting upon reaching age 65. Actual payments are made over time, not in a lump sum. Acceleration of vesting occurs in the event of a change of control. However, since Mr. Pechersky is 100% vested at the measurement date, no additional benefits will be paid in the event of a change of control. As of December 31, 2009, Mr. Pechersky had not attained our normal retirement age of 65.

DIRECTOR COMPENSATION

Elements of Current Director Compensation Program

Directors’ compensation includes cash and stock-based incentives. Employee directors are not paid additional compensation for their services as directors. As of the date of this proxy statement, non-employee directors receive the following compensation for their services on the Board and its committees. Directors’ compensation is subject to change from time to time.

Element	Description	Amount
Annual Cash Retainer for Board Service	Payable to “independent” Board members, as determined by the Board in accordance with applicable rules.	$45,000

Annual Cash Retainer for Committee Chairs	• Audit Committee Chair	$10,000
	• Compensation Committee Chair	$5,000
	• Nominating and Corporate Governance Committee Chair	$2,000

Cash Meeting Fees	• Per in-person Board meeting attended (payable to independent directors)	$2,000
	• Per in-person Committee meeting attended (payable to applicable Committee members)	$1,000
	• Per telephonic Board meeting attended (payable to independent directors)	$750
	• Per telephonic Committee meeting attended (payable to applicable Committee members)	$750

Annual Equity Election In Lieu of Cash Fees

•  Each independent director may elect, annually or in connection with such director’s appointment to the Board, to receive all or a portion of such director’s cash compensation otherwise payable for such director’s services in shares of the company’s common stock.

		Up to 100% of a director’s cash compensation

•  These shares of common stock are granted as soon as administratively practicable following the end of each of the company’s fiscal quarters. The number of shares delivered is based on the market value of one share of the company’s common stock on the NYSE as of the last day of the immediately preceding quarter, in accordance with the 2005 Plan.

2010 Annual Equity Awards

•  For the calendar year 2010, each independent director received shares of restricted common stock, with a grant date of February 5, 2010 (the fixed date previously selected for long-term incentive awards, as described above in this proxy statement) and which vest 100% on the third anniversary of their grant date.

		Shares equal to $50,000
	• The number of shares of restricted stock delivered was based on the market value of one share of the company’s common stock on the NYSE on the grant date, in accordance with the 2005 Plan.
	• These shares of restricted stock were granted pursuant to the 2005 Plan and the other terms and conditions set forth in the applicable form of award agreement under the 2005 Plan.

Initial Equity Award for New Directors

•  Each new independent director appointed to the Board receives a one-time initial equity award of shares of restricted common stock, with a grant date of on the date of appointment to the Board and which vest 100% on the third anniversary of their grant date.

		5,000 shares of restricted common stock

•  These shares of restricted stock are granted pursuant to the 2005 Plan and the other terms and conditions set forth in the applicable form of award agreement under the 2005 Plan or any applicable future equity compensation plan that may be adopted by the company.

Other	• Non-management directors may also receive compensation from time to time for any service on special Board committees, site visits or other	As applicable

Element	Description	Amount
matters, as determined by the Board.
• All directors are reimbursed for their out-of-pocket expenses incurred in connection with their service on the Board or any of its Committees.

Establishing Director Compensation

The Compensation Committee has the responsibility for recommending to the Board the form and amount of compensation for non-employee directors. The Compensation Committee may appoint subcommittees and delegate to a subcommittee such power and authority as it deems appropriate, subject to certain limitations set forth in its charter and discussed above in the CD&A. The Compensation Committee did not appoint any subcommittees during 2009.

The Compensation Committee has the sole authority to retain or terminate a consulting firm engaged to assist in the evaluation of director compensation. From time to time, the Compensation Committee reviews surveys and other information provided by outside consultants to provide insights on director compensation matters. Our director compensation is structured predominantly based upon the results of such reviews as well as the amount of time devoted to Board and committee meetings. The Committee believes that engaging a consultant on a periodic basis is more appropriate than having annual engagements.

In mid-2007, the Committee retained an outside compensation consultant to assist the Committee with its evaluation and determinations for our 2008 director compensation program. The consulting firm, Longnecker & Associates, was engaged by and reported directly to the Committee. The Committee asked Longnecker & Associates to conduct a comprehensive review of Harte-Hanks’ then-current director compensation program and recommend specific changes and improvements to the Committee to ensure that compensation remains aligned with the goal of enhancing stockholder value through competitive programs that allow the company to attract, properly motivate and retain qualified non-employee directors who will contribute to Harte-Hanks’ long-term success and the creation of stockholder value.

In January 2008, based on the recommendation of the Compensation Committee, the Board decided to maintain the same director compensation levels in 2008 as in 2007, with the following principal exceptions: (1) the amount of the Chairman’s fee was decreased from $250,000 per year to $200,000 per year, and (2) the initial equity awards for new directors were changed from 5,000 stock options to $50,000 of restricted common stock to align the initial grant with the then-current annual equity grant practices for directors.

In November 2008, in light of the current ongoing economic downturn in the United States and other economies, the Board reduced the annual cash retainer for Board service from $50,000 to $45,000, and reduced the annual cash Chairman’s fee from $200,000 to $180,000.

In January 2010, based on the recommendation of the Compensation Committee, the Board decided to maintain the same director compensation levels in 2010 as the reduced compensation levels in 2009. The Chairman’s fee was eliminated because our current Chairman, Mr. Franklin, has served as our President and CEO since January 2009. The Compensation Committee did not engage an outside consulting firm during 2009 for the Committee’s 2010 director compensation recommendations to the Board, and the Compensation Committee has not yet determined whether it will engage an outside consulting firm during 2010 for its 2011 director compensation recommendations.

The Board believes this overall compensation level is appropriate to attract and retain top board candidates.

Director Stock Ownership Guidelines

Under our Corporate Governance Principles adopted by the Board, each director is expected to own, at a date no later than three years after election to the Board, shares of our common stock valued at not less than two times the annual cash retainer (or, based on the current annual retainer, stock valued at $90,000). As of December 31, 2009, each director (other than Ms. Puckett, who joined the Board in January 2009) owned at least this amount of Harte-Hanks stock.

2009 Director Compensation for Non-Employee Directors

The following table shows 2009 compensation recognized for financial statement reporting purposes of our non-employee directors. Consequently, the amounts reflected in the “Stock Awards” and “Options Awards” columns below also include compensation expense amounts from awards granted in prior years.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3)	Option Awards ($) (2) (4)	All Other Compensation ($) (5)	Total ($)
(a)	(b )	(c)	(d)	(e)	(f)
David L. Copeland	$70,000	$50,000	14,509	$4,002	$124,001
William F. Farley	$64,500 (6)	$50,000		$4,002	$118,501
Larry D. Franklin (7)	—	—	—	—	—
William K. Gayden	$59,750 (8)	$50,000	14,509	$4,002	$113,751
Christopher M. Harte	$65,250 (8)	$50,000	14,509	$4,002	$119,251
Houston H. Harte	—	—	—	—	—
Judy C. Odom	$65,500	$50,000	17,970	$4,002	$119,501
Karen A. Puckett (9)	$52,286	$80,199	—	$3,983	$136,468

(1)	Fees were paid in cash, unless otherwise designated.
(2)	These reflect the full grant date fair value of the 2009 awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see note J of our audited financial statements for the fiscal year ended December 31, 2009 included in our Form 10-K.
(3)	Other than Ms. Puckett, each of the independent directors was granted 8,278 shares of restricted stock in 2009 with grant date fair values, computed in accordance with FASB ASC Topic 718, of $50,000. In addition to the grant of 8,278 shares, Ms. Puckett also received a grant of 5,000 additional shares of restricted stock,, with a grant date fair value of $30,200, for joining the board in January 2009. Restricted stock awards are granted with no exercise price and vest 100% on the third anniversary of their date of grant.
(4)	There were no option awards granted to any of the directors during 2009.
(5)	Reflects the amount of dividends paid by Harte-Hanks during the year on shares of restricted stock held by each of the directors.
(6)	Fees totaling $32,250 were paid in cash and the remaining $32,250 of fees were paid in the form of company stock at the director’s election.
(7)	Larry Franklin serves as Chairman of the Board. Effective January 1, 2009 he became President and CEO, in addition to remaining Chairman. Since he was an employee of the company in 2009, his information is reflected in the executive officer Summary Compensation Table.
(8)	All fees were paid in the form of company stock at the director’s election.
(9)	Ms. Puckett joined the Board in January 2009.

Equity Awards Outstanding at Year End

The following table shows the number of outstanding equity awards held by our non-employee directors as of December 31, 2009.

Name	Number of Outstanding Shares of Restricted Stock (#)	Number of Outstanding Stock Options (#)	Total (#)
David L. Copeland	13,340	13,400	26,740
William F. Farley	13,340	13,400	26,740
Larry D. Franklin (1)	—	—	—
William K. Gayden	13,340	13,400	26,740
Christopher M. Harte	13,340	13,400	26,740
Houston H. Hart	—	—	—
Judy C. Odom	13,340	13,400	26,740
Karen A. Puckett (2)	13,278	—	13,278

(1)	As of December 31, 2009, Mr. Franklin had 525,000 option awards outstanding, all of which were awarded during Mr. Franklin’s former service as an executive officer of the company. Since he was an employee of the company in 2009, his information is reflected in the executive officer equity tables.
(2)	Ms. Puckett joined the Board in January 2009.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing. “Committee”, within this Report of the Audit Committee, means the Audit Committee.

The Audit Committee is comprised of three directors. The Board has determined in its business judgment that each Committee member is independent under the standards of director independence established under our Corporate Governance Principles and the NYSE listing requirements, and is also independent under applicable federal securities laws, including Section 10A(m)(3) of the Exchange Act. The Committee has the authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the company’s independent auditors. Each of Messrs. Copeland and Farley is a Committee member that the Board has determined is an audit committee financial expert under applicable federal securities laws.

The Committee acts under a written charter. The functions of the Committee focus primarily on its oversight of:

•	The integrity of the company’s financial statements, including the financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	The qualifications and performance of the company’s independent auditors;

•	The performance of the company’s internal audit function; and

•	The company’s compliance with legal and regulatory requirements.

The Committee’s functions are not intended to duplicate or certify the activities of the company’s independent auditors or management, nor can the Committee certify that the company’s auditors are independent under applicable federal securities laws and NYSE rules.

The Committee meets with management periodically to consider the scope and adequacy of the company’s internal controls and the objectivity of its financial reporting and discusses these matters with the company’s independent auditors, the company’s internal auditors and appropriate company financial personnel. The Committee also meets privately with the company’s independent auditors, KPMG LLP (KPMG), and the company’s internal auditors. The company’s independent auditors and its internal auditors have unrestricted access to the Committee and can meet with the Committee upon request.

In addition, the Committee reviews the company’s financial statements and reports its recommendations to the full Board for approval and to authorize action. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. In rendering this report, the Committee has relied, without independent verification, on management’s representations that the financial statements have been prepared in conformity with U.S. generally accepted accounting principles (GAAP) and on representations of the company’s independent auditors included in their report on the company’s financial statements. The Committee’s considerations and discussions with management and the independent auditors, however, do not assure that the company’s financial statements are presented in accordance with GAAP. Likewise, the Committee’s considerations and discussions with management and the independent auditors do not assure that the audit of the company’s financial statements has been performed in accordance with U.S. generally accepted auditing standards, or that the company’s independent auditors are in fact independent.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with GAAP and for the report on the company’s internal control over financial reporting. The company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP and for attesting to management’s report on the company’s internal control over financial reporting. The Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the company’s internal control over financial reporting.

The Committee held eight meetings during 2009. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, the internal auditors and KPMG. The Committee discussed with the company’s internal auditors and KPMG the overall scope and plans for their respective audits. In addition, the Committee reviewed the audited consolidated financial statements for the 2009 fiscal year and met and held discussions with management and the company’s independent auditors to discuss those financial statements and the audit related thereto.

The Committee reviewed and discussed (i) the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5 regarding the audit of internal control over financial reporting, (ii) the company’s guidelines, policies and procedures for financial risk assessment and management and the major financial risk exposures of the company and its business units, as appropriate, (iii) the audited consolidated financial statements for the fiscal year ended December 31, 2009 with management, the internal auditors and KPMG and (iv) with management, the internal auditors and KPMG management’s annual report on the company’s internal control over financial reporting and KPMG’s audit report.

The Committee discussed with management, the internal auditors and KPMG the processes supporting certifications by the company’s Chief Executive Officer and Chief Financial Officer that are required by the Sarbanes-Oxley Act of 2002 to accompany the company’s periodic filings with the SEC. In addition, the Committee discussed with management, the internal auditors and KPMG the processes supporting management’s annual report on the company’s internal controls over financial reporting. The Committee met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their evaluations of the company’s internal controls.

The Committee discussed with KPMG matters that independent accounting firms must discuss with audit committees. The Committee’s discussions included U.S. generally accepted auditing standards and standards of the PCAOB, including, among other things, matters related to the conduct of the audit of the company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 114 (Communication with Audit Committees).

KPMG provided to the Committee the written disclosures and the letter provided by applicable requirements of the PCAOB and represented that it is independent from the company. The Committee discussed with KPMG its independence from the company. When considering KPMG’s independence, the Committee reviewed the services KPMG provided to the company that were not in connection with its audit of the company’s consolidated financial statements. These services included reviews of the company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q. The Committee also reviewed the audit, audit-related and tax services performed by, and the amount of fees paid for such services to, KPMG. In addition, when considering KPMG’s independence, the Committee considered any fees received by the company from KPMG.

Based on these activities, the Committee recommended to the Board that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2009 be included in the company’s Annual Report on Form 10-K. The Committee also has selected KPMG as the company’s independent auditors for the fiscal year ended December 31, 2010.

Audit Committee
David L. Copeland, Chairman William F. Farley Christopher M. Harte

Independent Auditors

Representatives of KPMG, who were our independent auditors for the year 2009, are expected to be present at the 2010 annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. KPMG has been selected as the company’s independent auditors for the fiscal year ended December 31, 2010.

Independent Auditor Fees and Services

The following table sets forth the aggregate fees billed by KPMG or fees payable for professional services in or related to 2008 and 2009.

	2008	2009
Audit Fees (1)	$926,250	$773,888
Audit Related Fees (2)	$90,865	$65,012
Tax Fees (3)	$33,570	$7,340
All Other Fees	—	—

Total	$1,050,685	$846,240

(1)	Fees for the annual financial statement audit, quarterly financial statement reviews and audit of internal control over financial reporting.

(2)	Includes fees for assurance and related services other than those included in Audit Fees. Includes charges for statutory audits of certain of the company’s foreign subsidiaries required by countries in which they are domiciled in 2009 and 2008.

(3)	Fees for tax services and matters principally relating to the company’s foreign operations.

Pre-Approval for Non-Audit Services

Pursuant to its charter, the Audit Committee preapproves permitted non-audit services to be performed for Harte-Hanks by its independent auditors. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

PROPOSAL I

ELECTION OF DIRECTORS

Election of Class II Directors

The current number of members of our Board is eight. Our Board is divided into three classes, each of which serves for a three-year term. One class of directors is elected each year at the annual meeting of stockholders. The current term of our Class II directors will expire at the 2010 annual meeting. The Class II directors elected in 2010 will serve for a term of three years, which expires at the annual meeting of stockholders in 2013 or when their successors are duly elected and qualified.

The nominees for Class II directors are (1) William Farley, (2) Larry Franklin and (3) William Gayden, each of whom is a current member of our Board. Each of the nominees has indicated his willingness to serve as a member of the Board if elected. If, however, a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, or the Board may reduce the number of directors to eliminate the vacancy, and if any director is unable to serve his or her full term, the Board may by resolution provide for a lesser number of directors or by a majority vote of the directors then in office may designate a substitute.

Information with respect to the nominees is set forth in the section of this proxy statement entitled “Directors and Executive Officers.” We believe that our directors and officers intend to vote their shares FOR each of the Class II director nominees.

Board Recommendation on Proposal

The Board of Directors unanimously recommends a vote FOR the election of each of the Class II director nominees named above. The management proxy holders will vote all duly submitted proxies FOR election unless duly instructed otherwise.

PROPOSAL II

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Description of Proposal

In accordance with its charter, the Audit Committee has selected KPMG LLP as Harte-Hanks’ independent auditors to audit our consolidated financial statements for fiscal 2010 and to render other services required of them. The Board is submitting the appointment of KPMG LLP for ratification at the annual stockholders meeting. Representatives of KPMG LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

The submission of this matter for approval by stockholders is not legally required; however, the Board and its Audit Committee believe that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board and its Audit Committee on an important issue of corporate governance. If the stockholders do not approve the selection of KPMG LLP, the Audit Committee will reconsider the selection of such firm as independent auditors, although the results of the vote are not binding on the Audit Committee.

The Audit Committee has the sole authority and responsibility to retain, evaluate, and, where appropriate, replace the independent auditors. Ratification by the stockholders of the appointment of KPMG LLP does not limit the authority of the Audit Committee to direct the appointment of new independent auditors at any time during the year or thereafter.

We believe that our directors and officers intend to vote their shares FOR this proposal.

Board Recommendation on Proposal

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as Harte-Hanks’ independent auditors for fiscal 2010. The management proxy holders will vote all duly submitted proxies FOR ratification unless duly instructed otherwise.

OTHER BUSINESS

The Board is not aware of any matter to be presented for action at the annual meeting other than the matters set forth above. Should any other matter requiring a vote of stockholders properly arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the company.

PROPOSALS FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

There are two different deadlines for the submission of stockholder proposals. Stockholder proposals that are being submitted for inclusion in our proxy statement and form of proxy for our 2011 annual meeting must be received by us at our principal executive offices on or before December 10, 2010. Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act, and our bylaws.

Under our bylaws, stockholder proposals that are being submitted other than for inclusion in the proxy statement and form of proxy for our 2011 annual meeting must be received at our principal executive offices no earlier than February 10, 2011 and no later than March 11, 2011. Such proposals when submitted must be in full compliance with applicable law and our bylaws.

Electronic Voting Instructions

You Available can vote 24 hours by Internet a day, or 7 days telephone! a week!

Instead methods of outlined mailing below your proxy, to vote you your may proxy. choose one of the two voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies 1:00 a.m. submitted , Central Time, by the on Internet May 11, or 2010. telephone must be received by

Vote by Internet

Log on to the Internet and go to www.envisionreports.com/HHS

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

1. Election of two Class II directors, each for a three-year term:

For Withhold For Withhold For Withhold

01 - William F. Farley 02 - Larry D. Franklin 03 - William K. Gayden

For Against Abstain

2. To ratify the appointment of KPMG LLP as Harte-Hanks’ 3. In their discretion, the management proxies are authorized to independent registered public accounting firm for fiscal 2010. vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

1 U P X

015VYC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Harte-Hanks, Inc.

BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS 8:30 a.m., Central Time, Tuesday, May 11, 2010 Embassy Suites, 10110 US Highway 281 North San Antonio, TX 78216

The undersigned stockholder of Harte-Hanks, Inc. (the “Company”) hereby revokes any proxy or proxies previously granted and appoints Douglas C. Shepard and Jessica M. Huff or either of them as proxies, each with full powers of substitution and resubstitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) or postponement(s) thereof.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of Harte-Hanks, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. ANY STOCKHOLDER SIGNING THIS PROXY THAT FAILS TO MARK ITEM 1 OR ITEM 2 WILL BE DEEMED TO HAVE GIVEN THE DESIGNATED PROXIES COMPLETE DISCRETION IN VOTING HIS, HER OR ITS SHARES “FOR” SUCH PROPOSALS. IF ANY SUCH ITEM IS MARKED, A STOCKHOLDER’S SHARES WILL BE VOTED ON SUCH ITEM IN ACCORDANCE WITH HIS, HER OR ITS INSTRUCTIONS. THE DESIGNATED PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 3. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED AS DESCRIBED IN THE PROXY STATEMENT.

(Continued and to be voted on reverse side.)